UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Valero Energy Corporation
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VALERO ENERGY CORPORATION

NOTICE OF 2017
ANNUAL MEETING OF STOCKHOLDERS
The 2017 annual meeting of stockholders of Valero Energy Corporation is scheduled to be held as follows:
When:    Wednesday, May 3, 2017
10 a.m., Central Time
Where:    Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249

The purpose of the annual meeting is to consider and vote on the following items:

1.	Election of directors;

2.	Ratify KPMG LLP as independent auditors;

3.	Advisory vote to approve executive compensation;

4.	Advisory vote to recommend the frequency of stockholder votes on executive compensation; and

5.	Other matters, if any, properly brought before the meeting.

By order of the Board of Directors,
J. Stephen Gilbert
Secretary

Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
March 23, 2017

VALERO ENERGY CORPORATION
PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS
Our Board is soliciting proxies to be voted at the Annual Meeting of Stockholders on May 3, 2017 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned. Unless otherwise indicated the terms “Valero,” “we,” “our,” and “us” in this proxy statement refer to Valero Energy Corporation, to one or more of our consolidated subsidiaries, or to all of them taken as a whole. “Board” means our board of directors.

We are mailing our Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders on or about March 23, 2017. On this date, you will be able to access all of our proxy materials on the website referenced in the Notice.

Record Date, Shares Outstanding, Quorum
Holders of record of our common stock, $0.01 par value (“Common Stock”), at the close of business on March 7, 2017 (the “record date”) are entitled to vote on the matters presented at the Annual Meeting. On the record date, 448,730,800 shares of Common Stock were issued and outstanding and entitled to one vote per share. Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum.

Voting in Person, Revocability of Proxies
If you attend the Annual Meeting and want to vote in person, we will give you a ballot at the meeting. If your shares are registered in your name, you are considered the stockholder “of record” and you have the right to vote the shares at the meeting. If, however, your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in “street name.” As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from the stockholder of record (e.g., your broker) authorizing you to vote the shares.
You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) submitting a written revocation to Valero, (ii) returning a subsequently dated proxy to Valero, or (iii) attending the Annual Meeting requesting that your proxy be revoked and voting in person at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.

Required Votes
For Proposal 1, as required by Valero’s bylaws, each director is to be elected by a majority of votes cast with respect to that director’s election.
Proposals 2 and 3 require approval by the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote. The stockholders’ recommendation under Proposal 4 will be determined from the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote.

Effect of Abstentions
Shares voted to abstain are treated as “present” for purposes of determining a quorum. In the election of directors (Proposal 1), pursuant to our bylaws, shares voted to abstain are not deemed to be “votes cast,” and are accordingly disregarded. When approval for a proposal requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote (Proposals 2 and 3), then shares voted to “abstain” have the effect of a negative vote (a vote “against”). For Proposal 4, shares voted to “abstain” have no effect.

Broker Non-Votes
Brokers holding shares must vote according to the specific instructions they receive from the beneficial owners of the stock. If your broker does not receive specific voting instructions from you, in some cases the broker may vote the shares in the broker’s discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote (i) is treated as “present” for purposes of determining a quorum, (ii) has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and (iii) has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.

Proposal 2 is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur for Proposal 2. Proposals 1, 3, and 4 are considered non-routine under applicable rules. Because a broker or other nominee cannot vote without instructions on non-routine matters, we expect an undetermined number of broker non-votes to occur on these proposals.

Solicitation of Proxies
Valero pays the cost for soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities. Valero retained Georgeson LLC, a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $16,000, plus reimbursement of certain out-of-pocket expenses.
For participants in our qualified 401(k) plan (“Thrift Plan”), the proxy card will represent (in addition to any shares held individually of record by the participant) the number of shares allocated to the participant’s account in the Thrift Plan. For shares held by the Thrift Plan, the proxy card will constitute an instruction to the trustee of the plan on how to vote those shares. Shares for which instructions are not received may be voted by the trustee per the terms of the plan.

INFORMATION REGARDING THE BOARD OF DIRECTORS
Valero’s business is managed under the direction of our Board. Our Board conducts its business through meetings of its members and its committees. During 2016, our Board held seven meetings and the standing Board committees held 16 meetings. No incumbent member of the Board attended less than 75 percent of the meetings of the Board and committees of which he or she was a member. All Board members are expected to attend the Annual Meeting; nine of our ten Board members attended the 2016 annual meeting (illness prevented one Board member from attending).

INDEPENDENT DIRECTORS
Our Corporate Governance Guidelines require a majority of the Board to be composed of independent directors. The Board presently has 10 non-management directors and one member from management: Joseph W. Gorder (our Chief Executive Officer). As a member of management, Mr. Gorder is not an independent director under NYSE listing standards. The Board determined that all of our non-management directors who served on the Board at any time in 2016 met the Board’s applicable independence requirements. Those independent directors were.

Jerry D. Choate (retired)	Donald L. Nickles	Stephen M. Waters
H. Paulett Eberhart	Philip J. Pfeiffer	Randall J. Weisenburger
Kimberly S. Greene	Robert A. Profusek	Rayford Wilkins, Jr.
Deborah P. Majoras	Susan Kaufman Purcell

The Board’s Audit Committee, Compensation Committee, and Nominating/Governance and Public Policy Committee are composed entirely of directors who meet the independence requirements of the NYSE. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members required by the SEC.

The Board determines independence on the basis of the standards specified by the NYSE, the standards listed in our Corporate Governance Guidelines, and other facts and circumstances the Board may consider relevant. In general, our Corporate Governance Guidelines require that an independent director must have no material relationship with Valero. A relationship is not material under the guidelines if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•
consists of charitable contributions by Valero to an organization in which a director is an executive officer that do not exceed the greater of $1 million or two percent of the organization’s gross revenue in any of the last three years;

•
consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of Valero and made on terms applicable to employees and directors, or is in amounts that do not exceed $1 million per year; and

•	is not a relationship required to be disclosed by Valero under Item 404 of Regulation S-K (regarding related person transactions).

Under the NYSE’s listing standards, a director is not deemed independent unless the Board affirmatively determines that the director has no material relationship with Valero. The Board has reviewed pertinent information concerning the background, employment, and affiliations (including commercial, banking, consulting, legal, accounting, charitable, and familial relationships) of our directors, and the Board has determined that each of our non-management directors and each member of the Audit, Compensation, and Nominating/Governance and Public Policy Committees has no material relationship with Valero, and is therefore independent.

COMMITTEES OF THE BOARD
Our Board has three standing committees:

•	Audit Committee,

•	Compensation Committee, and

•	Nominating/Governance and Public Policy Committee.
The committees’ charters are available on our website at www.valero.com > Investors > Corporate Governance > Governance Documents.

Audit Committee
The Audit Committee assists the Board in oversight of the integrity of Valero’s financial statements and public financial information, Valero’s compliance with legal and regulatory requirements, the qualifications and independence of Valero’s independent auditor, and the performance of Valero’s internal audit function and independent auditors. The Audit Committee met six times in 2016. We make additional disclosures about the Audit Committee in this proxy statement under the caption “Risk Oversight” and in connection with “Proposal No. 2—Ratify Appointment of KPMG LLP as Independent Auditors” below.

Members of the Audit Committee are:

•	Randall J. Weisenburger (Chair),

•	H. Paulett Eberhart,

•	Susan Kaufman Purcell, and

•	Stephen M. Waters.

The Board has determined that Randall J. Weisenburger is an “audit committee financial expert” (as defined by the SEC) and that he is “independent” as independence for audit committee members is defined in the NYSE listing standards. For more information regarding Mr. Weisenburger’s experience, see “Proposal No. 1—Election of Directors—Information Concerning Nominees and Directors.”

Compensation Committee
The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs. The Compensation Committee’s duties are further described in “Compensation Discussion and Analysis” below and in the committee’s charter. The Compensation Committee met six times in 2016. The Compensation Committee has, for administrative convenience, delegated authority to our Chief Executive Officer to make non-material amendments to Valero’s benefit plans and to make limited grants of stock options and restricted stock to new hires who are not executive officers.

Members of the Compensation Committee are:

•	Rayford Wilkins, Jr. (Chair),

•	Philip J. Pfeiffer, and

•	Robert A. Profusek.

In the past year, Jerry D. Choate also served as a member of the committee (through the date of his retirement from the Board on May 12, 2016). The Compensation Committee Report for fiscal year 2016 appears in this proxy statement immediately preceding “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation
There are no compensation committee interlocks. None of the members of the Compensation Committee has served as an officer or employee of Valero or had any relationship requiring disclosure by Valero under Item 404 of the SEC’s Regulation S-K, which addresses related-person transactions.

Nominating/Governance and Public Policy Committee
The Nominating/Governance and Public Policy Committee assists the Board in its oversight responsibilities with respect to corporate governance, Board membership, and public policy matters. The committee’s specific purposes are:

•	to identify individuals qualified to become Board members, consistent with criteria approved by the Board;

•	to select, or to recommend that the Board select, director nominees;

•	to develop and recommend a set of corporate governance principles applicable to Valero;

•	assist the Board in identifying, evaluating, and monitoring public policy trends and social and political issues that could impact our business activities and performance; and

•	consider and make recommendations for our strategies relating to corporate responsibility, contributions, and reputation management.

The committee met four times in 2016. Members of the committee are:

•	Deborah P. Majoras (Chair),

•	Kimberly S. Greene, and

•	Donald L. Nickles.

In the past year, Mr. Pfeiffer also served as a member of the committee (through July 28, 2016).

The Nominating/Governance and Public Policy Committee recommended to the Board each director listed in this proxy statement under “Proposal No. 1—Election of Directors—Information Concerning Nominees and Directors—Nominees” as nominees for election as directors at the Annual Meeting. The committee also considered and recommended the appointment of a Lead Director to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The full Board approved the recommendations of the committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a Lead Director, and Board committee assignments.

SELECTION OF DIRECTOR NOMINEES
The Nominating/Governance and Public Policy Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers, individuals personally known to our Board members, and third-party research. In addition, the Committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous—Stockholder Communications, Nominations, and Proposals.”

The Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration the Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Committee.
In 2016, the Board amended our bylaws to permit a stockholder, or a group of up to 20 stockholders, that has owned at least three percent of our outstanding Common Stock for at least three years to nominate and include in our proxy statement candidates for our Board, subject to certain requirements. Each stockholder, or group of stockholders, may nominate candidates for director, up to a limit of the greater of two or 20 percent of the number of directors on the Board. Any nominee must meet the qualification standards listed in our bylaws. The procedures for nominating a candidate pursuant to our proxy access provisions are described in this proxy statement under the caption “Miscellaneous—Stockholder Communications, Nominations, and Proposals.”

Evaluation of Director Candidates
The Nominating/Governance and Public Policy Committee is charged with (i) assessing the skills and characteristics that candidates for election to the Board should possess and (ii) determining the composition of the Board as a whole. The assessments include consideration of:

•	applicable independence standards;

•	skills and experience necessary for service on the Board’s committees; and

•	skills and expertise to serve the needs of the Board as a whole.
Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy, and attention to the performance of duties, taking into consideration the candidate’s service on other public company boards; and

•
skills and expertise complementary to those of the existing Board members; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs, or other expertise.

The Committee also considers:

•	diversity concepts such as race, gender, and national origin;

•	the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board; and

•	the candidate’s ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Committee will determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, and/or senior officers, as appropriate, interview the candidate. Following this process, the Committee ultimately determines its list of nominees and recommends the list to the full Board for consideration and approval.

LEADERSHIP STRUCTURE OF THE BOARD
Our bylaws provide that the Chairman of the Board has the power to preside at all meetings of the Board. Joseph W. Gorder, our Chief Executive Officer, serves as the Chairman of the Board. Although the Board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in current circumstances, Valero’s Corporate Governance Guidelines do not establish this approach as a policy, and in fact, the Chairman and Chief Executive Officer roles were separate from 2005–2007 and from May 1–December 30, 2014.

The Chief Executive Officer is appointed by the Board to manage Valero’s daily affairs and operations. We believe that Mr. Gorder’s extensive industry experience and direct involvement in Valero’s operations make him best suited to serve as Chairman in order to:

•	lead the Board in productive, strategic planning;

•	determine necessary and appropriate agenda items for meetings of the Board with input from the Lead Director and Board committee chairs; and

•	determine and manage the amount of time and information devoted to discussion of agenda items and other matters that may come before the Board.
Our Board structure includes strong oversight by independent directors. Mr. Gorder is the only member from our management (past or present) who serves on the Board; all of our other directors are independent. Each of the Board’s committees is chaired by an independent director, and our Board has named a Lead Director whose duties are described in the following section.

LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS
Our Board appoints a Lead Director whose responsibilities include leading the meetings of our non-management directors outside the presence of management. Our Board regularly meets in executive session outside the presence of management, generally at each Board and committee meeting. Following the recommendation of the Nominating/Governance and Public Policy Committee, the Board selected Robert A. Profusek to serve as Lead Director during 2017. He also served as Lead Director in 2016.

The Lead Director, working with the committee chairs, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as liaison between the independent directors and the Chairman. The Lead Director is also responsible for receiving, reviewing, and acting upon communications from stock-holders or other interested parties when those interests should be addressed by a person independent of management. The Board believes that this approach appropriately and effectively complements Valero’s combined Chief Executive Officer/Chairman structure.

RISK OVERSIGHT
The Board considers oversight of Valero’s risk management efforts to be a responsibility of the full board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to Valero, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic, and reputational risks. The full Board (or the appropriate Board committee) receives reports from management to enable the Board (or committee) to assess Valero’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chair of that committee thereafter reports on the matter to the full Board. This enables to the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of Valero’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing Valero.

One of the Audit Committee’s responsibilities is to discuss with management our major financial risk exposures and the steps we have taken to monitor and control those exposures, including our risk assessment and risk management policies. In this regard, our chief audit officer prepares a comprehensive risk assessment report and reviews that report with the Audit Committee. This report identifies material business risks for Valero and identifies Valero’s internal controls that respond to and mitigate those risks. Valero’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee also has oversight responsibility regarding management’s annual assessment of, and report on, Valero’s internal control over financial reporting.

Our Nominating/Governance and Public Policy Committee reviews our policies and performance in areas of employee and contractor safety, environmental compliance, governmental affairs, and policy matters generally. Our Compensation Committee assesses the risk of our compensation programs.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
(Item 1 on the proxy card)
We do not have a classified board. Each of our directors stands for election every year at the annual meeting of stockholders. If elected at the 2017 Annual Meeting, all of the nominees listed below will serve as director for a one-year term expiring at the 2018 annual meeting of stockholders. The persons named on the proxy card intend to vote for the election of each of these nominees unless you direct otherwise on your proxy card.

The Board recommends a vote “FOR” all nominees.

Under our bylaws, each director to be elected under this proposal will be elected by the vote of the majority of the votes cast at the Annual Meeting if a quorum is present. For this purpose, a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes “cast” exclude abstentions. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee.

INFORMATION CONCERNING NOMINEES AND DIRECTORS
Our directors are listed in the following table. Each is a nominee for election as a director at the Annual Meeting. There is no family relationship among any of the executive officers or nominees for director. There is no arrangement or understanding between any director or any other person pursuant to which the director was or is to be selected a director or nominee.

Directors	Director Since	Age as of 12/31/2016
Joseph W. Gorder, Chairman of the Board, President, and Chief Executive Officer	2014	59
H. Paulett Eberhart	2016	63
Kimberly S. Greene	2016	50
Deborah P. Majoras	2012	53
Donald L. Nickles	2005	68
Philip J. Pfeiffer	2012	69
Robert A. Profusek	2005	66
Susan Kaufman Purcell	1997	74
Stephen M. Waters	2008	70
Randall J. Weisenburger	2011	58
Rayford Wilkins, Jr.	2011	65

Nominees.
Joseph W. Gorder

Mr. Gorder is Valero’s Chairman of the Board, President, and Chief Executive Officer. He was first elected to the Board in February 2014. He became Valero’s Chief Executive Officer on May 1, 2014, and Chairman of the Board on December 31, 2014. Previously he served as Valero’s President and Chief Operating Officer since November 2012. Prior to that, Mr. Gorder was Executive Vice President and Chief Commercial Officer beginning in January 2011, and led Valero’s European operations from its London office. Beginning in December 2005, he was Executive Vice President–Marketing and Supply. Mr. Gorder has held several positions with Valero and Ultramar Diamond Shamrock Corporation (UDS) with responsibilities for corporate development and marketing. Mr. Gorder is also Chief Executive Officer and Chairman of the Board of Valero Energy Partners GP LLC, the general partner of Valero Energy Partners LP (NYSE: VLP), a midstream logistics master limited partnership formed by Valero in 2013. He also serves on the board of directors of Anadarko Petroleum Corporation (NYSE: APC). Mr. Gorder’s pertinent experience, qualifications, attributes, and skills include his multiple years of experience in the refining industry during his years of service with UDS and Valero.

____________________________________________________________________
H. Paulett Eberhart

Ms. Eberhart is Chairman and Chief Executive Officer of HMS Ventures, a privately held business involved with technology services and the acquisition and management of real estate. From January 2011 through March 2014, she served as President and Chief Executive Officer of CDI Corp. (NYSE: CDI), a provider of engineering and information technology outsourcing and professional staffing services. She served as a consultant to CDI from April 2014 through December 2014. Ms. Eberhart also served as Chairman and Chief Executive Officer of HMS Ventures from January 2009 until January 2011. She served as President and Chief Executive Officer of Invensys Process Systems, Inc. (Invensys), a process automation company, from January 2007 to January 2009. From 1978 to 2004, she was an employee of Electronic Data Systems Corporation (EDS), an information technology and business process outsourcing company, and held roles of increasing responsibility, including senior level financial and operating roles. From 2003 until March 2004, Ms. Eberhart was President of Americas of EDS, and from 2002 to 2003 she served as President of Solutions Consulting at EDS. Ms. Eberhart is a Certified Public Accountant and serves as a director of Anadarko Petroleum Corporation (NYSE: APC), Ciber, Inc. (NYSE: CBR); and LPL Financial Holdings Inc. (NASDAQ: LPLA). In addition to her current public-company directorships, in the past five years she also served on the boards of CDI, Cameron International Corporation (NYSE: CAM) Fluor Corporation (NYSE: FLR) and Advanced Micro Devices, Inc. (NASDAQ: AMD). Ms. Eberhart’s pertinent experience, qualifications, attributes, and skills include executive management and leadership skills attained as a CEO of public and private companies, and financial literacy and expertise attained in her service as a financial executive and Certified Public Accountant.

Kimberly S. Greene

Ms. Greene is Executive Vice President and Chief Operating Officer of the Southern Company (NYSE: SO), a position she has held since March 2014. Prior to that, she was President and Chief Executive Officer of Southern Company Services, Inc. Prior to rejoining Southern Company in April 2013, she was Executive Vice President and Chief Generation Officer of Tennessee Valley Authority (TVA). While at TVA, she served as Chief Financial Officer, Executive Vice President of financial services and Chief Risk Officer, as well as Group President for strategy and external relations. Ms. Greene began her career at Southern Company in 1991 and held positions of increasing responsibility in the areas of engineering, strategy, finance, and wholesale marketing, including Senior Vice President and Treasurer of Southern Company Services, Inc. from 2004 to 2007. Ms. Greene also serves on the board of directors of the Electric Power Research Institute. Ms. Greene’s pertinent experience, qualifications, attributes, and skills include executive managerial experience she has attained serving as an executive officer of other public and private companies, regulatory knowledge and expertise attained through her positions of responsibility in highly regulated industries, and financial literacy and expertise attained in her service as a financial executive.

____________________________________________________________________
Deborah P. Majoras

Ms. Majoras has been Chief Legal Officer and Secretary of The Procter & Gamble Company (P&G) (NYSE: PG) since 2010. She joined P&G in 2008 as Senior Vice President and General Counsel. Previously she served as Chair of the Federal Trade Commission from 2004 until 2008. From 2001 to 2004, Ms. Majoras was Deputy Assistant Attorney General in the U.S. Department of Justice, Antitrust Division. Ms. Majoras joined the law firm of Jones Day in 1991, where she became a partner in 1999. Ms. Majoras serves on the boards of The Christ Hospital Health Network, the Cincinnati Legal Aid Society, the Association of General Counsel, Westminster College, and the Leadership Council on Legal Diversity. Ms. Majoras’s pertinent experience, qualifications, attributes, and skills include regulatory knowledge and expertise attained through her positions with the federal government; expertise in legal matters, leadership, and management skills attained while acting as an officer of a major U.S. publicly traded corporation and a partner with Jones Day; and leadership and management skills attained while serving as director or trustee of numerous non-profit organizations and a member of Valero’s Board since 2012.

____________________________________________________________________
Donald L. Nickles

Senator Nickles retired as U.S. Senator from Oklahoma in 2005 after serving in the U.S. Senate for 24 years. He had also served in the Oklahoma State Senate for two years. During his tenure as a U.S. Senator, he was Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee, and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee and as a member of the Finance and Energy and Natural Resources Committees. In 2005, he formed and is the Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm. Senator Nickles also serves on the Board of Trustees of Washington Mutual Investors Fund (AWSHX). He has served as a director of Valero since 2005. His pertinent experience, qualifications, attributes, and skills include extensive political, legislative and regulatory knowledge and expertise attained through his years of service as a U.S. Senator; the experience attained through his service on the boards of other public companies; the knowledge and experience he has attained from serving as founder and chief executive officer of a consulting and business venture firm; and the knowledge and experience he has attained through his service on Valero’s Board.

Philip J. Pfeiffer

Mr. Pfeiffer is Of Counsel in the San Antonio office of Norton Rose Fulbright LLP, where he was Partner-in-Charge for 25 years and led the office’s labor and employment practice. Through his 47-year career with the firm, Mr. Pfeiffer assisted employers in traditional management–union matters, complex civil rights matters, employment discrimination cases, affirmative action compliance, employment torts, alternative dispute resolution, employment contracts, and ERISA litigation. He is a director and past Chair of the Board of Southwest Research Institute, a non-profit contract research corporation based in San Antonio, Texas. He serves or has served on the boards of many other non-profit organizations including the United Way of San Antonio and Bexar County, St. Mary’s University, San Antonio Medical Foundation, Texas Research and Technology Foundation, The Children’s Hospital of San Antonio Foundation, Alamo Area Council of Boy Scouts, and the Cancer Therapy and Research Center. Mr. Pfeiffer’s pertinent experience, qualifications, attributes, and skills include expertise in legal matters, including labor and employment issues, leadership and management skills attained while acting as Partner-in-Charge of a law office, and serving as chairman, director, or trustee of numerous non-profit organizations and his service on Valero’s Board.

____________________________________________________________________
Robert A. Profusek

Mr. Profusek is a partner of the Jones Day law firm where he chairs the firm’s global mergers and acquisitions practice. His law practice focuses on mergers, acquisitions, takeovers, restructurings, and corporate governance matters. Mr. Profusek is also the lead independent director of CTS Corporation (NYSE: CTS). He served as a director of the managing general partner of Valero L.P. (now known as NuStar Energy L.P.) from 2001–2005. He has served as a director of Valero since 2005. Mr. Profusek’s pertinent experience, qualifications, attributes, and skills include: legal expertise in legal matters, including corporate governance; capital markets expertise attained through his extensive experience in mergers and acquisitions and financing activities; managerial experience attained through his leadership roles with Jones Day; the knowledge and experience he has attained through his current service on another public company board and prior service as a director of other NYSE-listed companies; and the knowledge and experience he has attained through his service on Valero’s Board.

____________________________________________________________________
Susan Kaufman Purcell

Dr. Purcell recently retired as Director of the Center for Hemispheric Policy at the University of Miami, a position she held since 2005. The Center examines political, economic, financial, trade, and security issues in Latin America, as well as U.S.-Latin America relations. She previously served as Vice President of the Council of the Americas, a non-profit business organization of mainly Fortune 500 companies with investments in Latin America, and of the Americas Society, a non-profit educational institution, both in New York City. She also was a member of the U.S. Department of State’s Policy Planning Staff. Dr. Purcell has been a director of Valero since 1997, and served as a director of its former parent company from 1994–1997. Dr. Purcell’s pertinent experience, qualifications, attributes, and skills include: economic, political and international relations expertise attained through her experience with the University of Miami, the Council of Americas, the Americas Society, and the U.S. Dept. of State; a Ph.D in political science; financial literacy and experience attained through her service on the boards and audit committees of several closed-end mutual funds; and the knowledge and experience she has attained through her service on Valero’s Board.

Stephen M. Waters

Mr. Waters has been the managing partner of Compass Partners Advisers LLP (Compass Partners) and its predecessor partnerships since 1996 and was the Chief Executive of Compass Partners European Equity Fund from 2005 to 2013. From 1988 to 1996, he served in several capacities at Morgan Stanley, including Co-Head of the Mergers and Acquisitions department from 1990 to 1992, Co-Chief Executive Officer of Morgan Stanley Europe from 1992 to 1996, and as a member of its worldwide Firm Operating Committee from 1992 to 1996. From 1974 to 1988, he was with Lehman Brothers, co-founding the Mergers and Acquisitions department in 1977, becoming a partner in 1980, and serving as Co-Head of the Mergers and Acquisitions department from 1985 to 1988. Mr. Waters is also Chairman of Boston Private Financial Holdings. His pertinent experience, qualifications, attributes, and skills include: financial literacy and expertise, capital markets expertise, and managerial experience gained through his mergers and acquisitions experience and leadership roles with investment banking firms, Lehman Brothers, Morgan Stanley, and Compass Partners; and the knowledge and experience he has attained through his service on Valero’s Board since 2008 and on other public company boards.

____________________________________________________________________
Randall J. Weisenburger

Mr. Weisenburger is the managing member of Mile26 Capital, LLC, a hedge fund based in Greenwich, Connecticut. He served as Executive Vice President and Chief Financial Officer of Omnicom Group Inc. (NYSE: OMC) from 1998 until September 2014. Prior to joining Omnicom, he was a founding member of Wasserstein Perella and a former member of First Boston Corporation. At Wasserstein Perella, Mr. Weisenburger specialized in private equity investing and leveraged acquisitions, and in 1993, he became President and CEO of the firm’s private equity subsidiary. His other corporate board service includes Carnival Corporation and Carnival plc (NYSE: CCL) and Acosta Sales and Marketing (privately held). He is a member of the Board of Overseers for the Wharton School of Business at the University of Pennsylvania. His pertinent experience, qualifications, attributes, and skills include financial literacy and expertise, capital markets expertise, managerial experience he has attained serving as an executive officer of other public companies, and the experience he has attained from service on Valero’s Board since 2011 and on other public company boards.

____________________________________________________________________
Rayford Wilkins, Jr.

Mr. Wilkins previously served as CEO of Diversified Businesses of AT&T Inc. (NYSE: T), where he was responsible for international investments, AT&T Interactive, AT&T Advertising Solutions, customer information services, and the consumer wireless initiative in India. He retired from AT&T at the end of March 2012. Mr. Wilkins held several other leadership positions at AT&T and its predecessor companies, including Group President and CEO of SBC Enterprise Business Services and President and CEO of SBC Pacific Bell. He also serves on the board of Morgan Stanley (NYSE: MS) and the Advisory Council of the McCombs School of Business at the University of Texas at Austin. His pertinent experience, qualifications, attributes, and skills include managerial experience he has attained serving as an executive officer of other public companies, international business acumen he has attained from his responsibilities as executive officer and director for international business concerns, and the experience he has attained from service on Valero’s Board since 2011 and on other public company boards.

For information regarding the nominees’ Common Stock holdings, compensation, and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Compensation Discussion and Analysis,” and “Compensation of Directors” elsewhere in this proxy statement.

IDENTIFICATION OF EXECUTIVE OFFICERS
The following are Valero’s executive officers (for purposes of Rule 3b-7 under the Securities Exchange Act of 1934). As used in this proxy statement, our “named executive officers” are the five persons listed in the Summary Compensation Table. There is no arrangement or understanding between any executive officer listed below or any other person under which the executive officer was or is to be selected as an officer.

	Officer Since	Age as of 12/31/2016
Joseph W. Gorder, President and Chief Executive Officer	2003	59
Jay D. Browning, Executive Vice President and General Counsel	1997	58
Michael S. Ciskowski, Executive Vice President and Chief Financial Officer	1998	59
R. Lane Riggs, Executive Vice President–Refining Operations and Engineering	2011	51
Gary K. Simmons, Senior Vice President–Supply, International Operations and Systems Optimization	2011	52
Mr. Gorder. Mr. Gorder’s biographical information is stated above under the caption “Information Concerning Nominees and Directors—Nominees.”
Mr. Browning was elected Executive Vice President and General Counsel effective May 1, 2014. He was elected Senior Vice President and General Counsel in November 2012. He previously served as Senior Vice President–Corporate Law and Secretary from 2006 to 2012. Mr. Browning was elected Vice President of Valero in 2002, and was first elected as Secretary in 1997. He also serves as Executive Vice President and General Counsel of Valero Energy Partners GP LLC, the general partner of Valero Energy Partners LP.
Mr. Ciskowski has served as Executive Vice President and Chief Financial Officer of Valero since August 2003. Before that, he served as Executive Vice President–Corporate Development since April 2003, and Senior Vice President in charge of business and corporate development since 2001.
Mr. Riggs was elected Executive Vice President–Refining Operations and Engineering effective May 1, 2014. Prior to that, he served as Senior Vice President–Refining Operations since 2011. His previous positions included Senior Vice President–Crude, Feedstock Supply & Trading and Vice President–Refinery Planning & Economics for Valero’s refining division. Mr. Riggs also serves on the board of directors of Valero Energy Partners GP LLC.
Mr. Simmons was elected Senior Vice President–Supply, International Operations and Systems Optimization effective May 1, 2014. He previously served as Vice President–Crude and Feedstock Supply and Trading from 2012 to 2014, and Vice President–Supply Chain Optimization from 2011 to 2012. Mr. Simmons joined Valero in 1987 as a process engineer and has since held many leadership positions including Vice President and General Manager of Valero’s Ardmore and St. Charles refineries.

BENEFICIAL OWNERSHIP OF VALERO SECURITIES
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table presents information as of February 1, 2017, regarding Common Stock beneficially owned by each nominee for director, each current director, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of Valero as a group. No executive officer, director, or nominee for director owns any class of equity securities of Valero other than Common Stock. None of the shares listed below are pledged as security. The address for each person is One Valero Way, San Antonio, Texas 78249.

Name of Beneficial Owner	Shares Held (1)	Shares Under Options (2)	Total Shares	Percent of Class
Jay D. Browning	202,282	32,219	234,501	*
Michael S. Ciskowski	297,662	396,016	693,678	*
H. Paulett Eberhart	2,404	—	2,404	*
Joseph W. Gorder	396,049	232,186	628,235	*
Kimberly S. Greene	2,404	—	2,404	*
Deborah P. Majoras	18,821	—	18,821	*
Donald L. Nickles	24,876	—	24,876	*
Philip J. Pfeiffer	21,164	—	21,164	*
Robert A. Profusek	37,137	—	37,137	*
Susan Kaufman Purcell	13,474	—	13,474	*
R. Lane Riggs	132,253	31,522	163,775	*
Gary K. Simmons	111,698	—	111,698	*
Stephen M. Waters	12,511	—	12,511	*
Randall J. Weisenburger	27,826	—	27,826	*
Rayford Wilkins, Jr.	28,700	—	28,700	*
Directors and current executive officers as a group (15 persons)	1,329,261	691,943	2,021,204	*

*	Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1)
Includes shares allocated under the Thrift Plan and shares of restricted stock. Restricted stock may not be sold or transferred until vested. For Mr. Browning, the balance shown also includes shares held by his spouse. For Mr. Ciskowski, the balance shown also includes shares held by an entity that he controls. The balance shown for Mr. Waters does not include 2,940 shares held in a trust for which his spouse serves as trustee (Mr. Waters disclaims beneficial ownership of those shares). This column does not include shares that could be acquired under options, which are reported in the column captioned “Shares Under Options.”

(2)
Represents shares of Common Stock that may be acquired under outstanding stock options currently exercisable and that are exercisable within 60 days from February 1, 2017. Shares subject to options may not be voted unless the options are exercised. Options that may become exercisable within such 60-day period only in the event of a change of control of Valero are excluded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table describes each person or group of affiliated persons known to be a beneficial owner of more than five percent of our Common Stock as of December 31, 2016. The information is based on reports filed by such persons with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York NY 10055	33,350,640	(1)	7.4%
The Vanguard Group 100 Vanguard Blvd Malvern PA 19355	32,577,618	(2)	7.2%
State Street Corporation State Street Financial Center One Lincoln Street Boston MA 02111	26,631,472	(3)	5.9%

(1)
BlackRock, Inc. filed with the SEC an amended Schedule 13G on January 27, 2017, reporting that it or certain of its affiliates beneficially owned in the aggregate 33,350,640 shares, for which it had sole voting power for 28,498,554 shares and sole dispositive power for 33,350,640 shares.

(2)
The Vanguard Group filed with the SEC a Schedule 13G on February 13, 2017, reporting that it or certain of its affiliates beneficially owned in the aggregate 32,577,618 shares, for which it had sole voting power for 720,510 shares, shared voting power for 91,037 shares, sole dispositive power for 31,769,485 shares, and shared dispositive power for 808,133 shares.

(3)
State Street Corporation filed with the SEC a Schedule 13G on February 10, 2017, reporting that it or certain of its affiliates beneficially owned in the aggregate 26,631,472 shares, for which it had shared voting power and shared dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and greater than 10 percent stockholders to file with the SEC certain reports of ownership and changes in ownership of our Common Stock. We believe that all Section 16(a) reports applicable to our executive officers, directors, and greater than 10 percent stockholders for 2016 were filed timely.

RISK ASSESSMENT OF COMPENSATION PROGRAMS
We believe that our incentive compensation programs effectively balance risk and reward. When assessing risk, we consider both cash compensation payable under our annual incentive bonus plan as well as long-term incentives that are awarded under our stock incentive plan. We also consider the mix of award opportunities (i.e., short- versus long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with our plans. We do not believe that our compensation policies and practices are reasonably likely to have an adverse effect on Valero. Features of our compensation programs that we believe mitigate excessive risk taking include:

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, designed to encourage strategies and actions that are in Valero’s long-term best interests;

•	determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance;

•	incorporation of relative total stockholder return into our incentive program, calibrating pay and performance relationships to companies facing the same or similar market forces as Valero;

•	multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings;

•	maximum payout ceilings under our annual bonus program and performance share awards;

•	restricted stock awards that help contain volatility of incentive awards and further align executives’ interests with long-term stockholder value creation; and

•
our compensation-related policies, including our executive compensation “clawback” policy and stock ownership guidelines (discussed below under the caption “Compensation Discussion and Analysis—Compensation Related Policies”).

COMPENSATION CONSULTANT DISCLOSURES
Our Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel, or other adviser, and is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other adviser retained by the Committee. Valero is obligated to provide appropriate funding for the Committee’s retention of a consultant, counsel, or adviser.
In 2016, the Committee retained Exequity LLP as an independent compensation consultant. Exequity provided to the Committee objective expert analysis and independent advice regarding executive and director compensation. For the 2016 executive and director compensation services rendered to the Committee, Exequity earned professional fees of $261,117. Exequity did not provide other consulting services to the Committee, to Valero, or to any senior executives of Valero. Exequity is an independent adviser as determined under the SEC’s rules and the NYSE’s listing standards.

During 2016, Exequity’s executive and director compensation consulting services included:

•	assistance with selecting peer and comparator companies for benchmarking executive pay and monitoring Valero’s performance;

•	assistance with establishing our overall executive compensation philosophy in light of our business strategies;

•	assessment of competitive pay for our executives, with separate analyses of base salary, annual incentive, and long-term incentive compensation;

•	assessment of competitive pay for our directors;

•	assessment of, and recommendations for, our annual incentive bonus program;

•
assessment of, and recommendation of enhancements to, our long-term incentive program strategy, including (i) the design of an appropriate mix of equity incentive vehicles, (ii) determination of performance measures and measurement techniques, and (iii) determination of competitive equity grant guidelines consistent with our overall pay philosophy;

•	updates on trends and developments in executive compensation, new regulatory issues, and best practices; and

•	assistance with proxy statement disclosures.

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:
Rayford Wilkins, Jr., Chair
Philip J. Pfeiffer
Robert A. Profusek
COMPENSATION DISCUSSION AND ANALYSIS
VALERO’S 2016 ACCOMPLISHMENTS
The following highlights Valero’s significant operational and strategic achievements in 2016.
Returns to Stockholders

•	We returned $2.4 billion to our stockholders through dividend payments ($1.1 billion) and common stock repurchases ($1.3 billion).

•	We increased our regular quarterly cash dividend 20 percent from $0.50 per share to $0.60 per share.

•	We continued to maintain our investment-grade credit rating.
Operational Excellence

•	We achieved best-ever overall health, safety, and environmental performance.

•	We achieved best-ever mechanical availability performance allowing us to maximize margin capture when market conditions are favorable and be recognized as the premier operator in our industry.

•
We significantly exceeded our cost savings goal, supporting our objective of being the industry’s lowest-cost operator with focus on continuous improvement in reducing secondary costs. We have realized over $1.6 billion in savings since the cost savings program was initiated in 2007.

Disciplined Capital Strategy

•	We successfully completed and commissioned a new crude distillation unit at our Houston refinery.

•
We successfully completed $565 million in drop-down sales of midstream assets to our master limited partnership, Valero Energy Partners LP, consistent with our strategy to unlock value in our pipelines, terminals, and other transportation and logistics assets.

•	We employed rigorous selection reviews for capital projects and potential mergers and acquisitions.

Investment Community Recognition

•
Institutional Investor magazine named Valero among its “Most Honored Companies” based on results in Best CEO, CFO, IR Professional, IR Program and Website categories. The honors are earned as a result of the magazine’s “2017 All-America Executive Team” rankings, which are based on investment community surveys. Mr. Gorder earned overall Best CEO for the integrated oil sector.

TIGHT LINK BETWEEN PERFORMANCE AND EXECUTIVE PAY
The compensation opportunities of our executives are tied intimately to the performance of Valero. The following elements of our 2016 executive compensation program support our pay-for-performance philosophy.

•
In 2016, long-term incentives represented the largest component of targeted pay for our named executive officers, ranging from 51 percent of total targeted pay for our senior vice presidents to 71 percent of total targeted pay for our CEO.

•	All long-term incentives awarded in 2016 are aligned with stock price performance, linking executives’ pay directly with the creation of stockholder value.

•	Fifty percent of the total shares targeted for our named executive officers in 2016 were performance shares.

◦
The performance share awards require Valero’s Total Shareholder Return (TSR) to meet or exceed the median TSR of our peers in order to reach or exceed targeted payout levels. As such, our executives are motivated to cause Valero’s results to exceed that of our peers.

◦	Our performance shares are described below in this Compensation Discussion and Analysis under the caption “Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares.”

•	Shares of restricted stock granted to our executive officers motivate the creation of stockholder value through stock price gains and promote the retention of critical talent.

•
The annual incentive bonus pool for named executive officers is funded using quantitative company performance measures that correspond to our business priorities: (i) Adjusted Net Cash Provided by Operating Activities; and (ii) EBITDA. Our annual incentive bonus program is discussed below under the caption “Elements of Executive Compensation—Annual Incentive Bonus.”

•
Our annual performance goals include challenging requirements across an array of financial, operating, and strategic objectives. The 2016 objectives included earnings per share (EPS), mechanical availability, cost management, and pre-established goals relating to health, safety, and environmental performance.

•
These annual performance goals are measured primarily on an absolute basis, requiring performance that exceeds goals established in the first quarter of the year. By balancing these absolute goals with the relative TSR requirements under our performance share incentives, we motivate a dual focus on both Valero’s performance versus our operating plan and Valero’s performance compared to our peers.

ADOPTION OF BEST PRACTICES
We use executive pay arrangements that are commonly recognized as best practices. Our executive pay program includes these leading practices.

•	Incentive compensation (annual bonus and long-term incentives) represents the majority (ranging from 70 percent to 88 percent) of the targeted direct compensation of our named executive officers.

•	We use multiple performance metrics to motivate achievements that complement one another and that contribute to the long-term creation of stockholder value.

•
Incentives are balanced between absolute performance goals (rewarding the achievement of pre-established goals) and relative measures (linking the incentives to surpassing the performance of our peers).

•	We target 50 percent of the long-term incentive value granted to our named executive officers to be awarded in the form of performance shares tied to relative TSR performance.

•	We have maximum payout ceilings on both our annual bonus opportunities and our performance shares.

•
Valero’s revenues and market capitalization are within a reasonable range of the median revenues and market capitalization of the peer group of companies within our industry against which we benchmark our executives’ pay, reflecting that we make pay comparisons in a size-appropriate fashion.

•	We benchmark against the median pay levels of the peer group for each of base pay, annual bonus, and long-term incentives.

•	We have eliminated all change-in-control gross ups for potential parachute excise taxes and maintain a policy against the implementation of change-in-control arrangements that contain gross-ups.

•
We have a policy stipulating that grants of performance shares contain terms and conditions for vesting in a change-of-control context such that performance shares will vest on a partial, pro rata basis following termination of employment (rather than vesting automatically in full upon the change of control).

•	Our long-term incentive program mandates that stock options cannot be re-priced without stockholder approval.

•	Our executive officers and directors are subject to meaningful stock ownership guidelines.

•
Our executive officers and directors are prohibited from pledging shares of Common Stock as collateral or security for indebtedness, and may not purchase, sell, or write calls, puts, or other options or derivative instruments on shares of Common Stock.

•	We have a “clawback” policy requiring the return of incentive payments in certain restatement situations.

•	We engage in stockholder outreach to solicit the input of stockholders to our pay programs.

•	Our executive pay programs include design features that mitigate against the risk of inappropriate behaviors.

•
Our Compensation Committee is composed entirely of directors who meet the independence requirements of the SEC and NYSE as well as pertinent tax requirements for preserving the deductibility of executive pay.

•	Our Compensation Committee retains the services of an independent executive compensation consultant that provides services directly to the Committee.

•	We conduct an annual say-on-pay vote as recommended by our stockholders.

•	We have a declassified board of directors.

•	Our Board has approved a limitation on the amount of equity compensation that may be paid to our non-employee directors in any year.

•
In 2016 we engaged a third-party to conduct a review of our governance documents and committee charters, and we adopted revisions thereto, to ensure compliance with regulatory requirements and alignment with best practices.

•	In 2016, we adopted amendments to our Bylaws granting proxy access to our stockholders.

DIALOGUE WITH STOCKHOLDERS
Valero’s strong corporate governance principles, implemented under the guidance of the Board, are a major driving force in encouraging constructive dialogue with stockholders and other stakeholders. Valero’s senior management team reaches out to stockholders for dialogue concerning our compensation programs and other matters of concern to our stockholders. We believe that our stockholder outreach efforts have been constructive and have provided management with insight on executive compensation issues that are important to our stockholders. These discussions also provided management with the opportunity to review our executive compensation practices and explain the principles on which they were designed.

ADMINISTRATION OF EXECUTIVE COMPENSATION PROGRAMS
Our executive compensation programs are administered by our Board’s Compensation Committee. The Committee is composed of three independent directors from our Board. They do not participate in our executive compensation programs. Policies adopted by the Committee are implemented by our compensation and benefits staff. In 2016, the Committee retained Exequity LLP as an independent compensation consultant for executive and director compensation matters. The nature and scope of the consultant’s services are described above under the caption, “Compensation Consultant Disclosures.”
Benchmarking Data
The Compensation Committee uses peer group compensation data to assess benchmarks of base salary, annual incentive compensation, and long-term incentive compensation. The Committee uses the Compensation Comparator Group (further described below) to benchmark compensation for our named executive officers. This reference is sometimes referred to in this proxy statement as “compensation survey data” or “competitive survey data.”

Compensation Comparator Group
The Compensation Comparator Group comprises the following companies that engage in U.S. domestic oil and gas operations:

BP p.l.c.	Marathon Petroleum Corporation
Chevron Corporation	Murphy Oil Corporation
Exxon Mobil Corporation	Phillips 66
Hess Corporation	Royal Dutch Shell plc
HollyFrontier Corporation	Tesoro Corporation
Marathon Oil Corporation
We believe that the Compensation Comparator Group is relevant to our business because we compete with the member companies for talent at every level from entry-level employees to senior executives. We believe that our pay comparisons are size-appropriate because the median revenues and market capitalization of the Compensation Comparator Group are both within a reasonable range of Valero’s revenues and market capitalization and in 2016, both were below. Our understanding of this group’s compensation programs and levels is vitally important in order to remain competitive in the market for employee talent. We believe that given Valero’s size and complexity, our employees at all levels would be qualified candidates for similar jobs at any of the companies included in this group.

Our compensation and benefits staff, under supervision of the Compensation Committee, develops recommendations for base salary, bonuses, and other compensation arrangements using the compensation survey data with assistance from Exequity. Our use of the data is consistent with our philosophy of providing executive compensation and benefits that are competitive with companies that we compete with for executive talent. In addition, the competitive compensation survey data and analyses assist the Compensation Committee in assessing our pay levels and targets relative to companies in the Compensation Comparator Group. See “Elements of Executive Compensation—Benchmarking Competitive Pay Levels” below.

Performance Peer Group
We also use a peer group to measure Valero’s total stockholder return (TSR) metric, which we use in our performance shares incentive program. For the 2016 performance peer group, companies were selected based on their engagement in U.S. domestic refining and marketing operations.

Our use of different peer groups for compensation and performance is based on the following. While job candidacy can transcend company size, we believe that when measuring business performance, companies with a similar business model should be included. But we also recognize that comparing the performance of Valero’s generally non-integrated operations with those of upstream and integrated oil companies can result in anomalies due to the mismatch in how similar industry-specific events can impact companies with these varying business models. In addition, there are relatively few companies in our business against which clear comparisons can be drawn, rendering a peer group composition more challenging than in most industries.

In November 2016, the Compensation Committee established a peer group for TSR measurement applicable to the 2016 awards of performance shares (with TSR measurement periods ending in 2017). Valero is included in this peer group when results are calculated. The peer group is composed of the following entities.

Alon USA Energy, Inc.	PBF Energy Inc.
BP p.l.c.	Phillips 66
CVR Energy Inc.	Royal Dutch Shell plc
Delek US Holdings	Tesoro Corporation
HollyFrontier Corporation	Western Refining Inc.
Marathon Petroleum Corporation

Process and Timing of Compensation Decisions
The Compensation Committee reviews and approves all compensation targets and payments for the named executive officers. The Chief Executive Officer evaluates the performance of the other executive officers and develops individual recommendations based upon the competitive survey data. The Chief Executive Officer and the Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to the Company. The compensation for the Chief Executive Officer is reviewed by the Compensation Committee and recommended to the Board’s independent directors for approval. This assessment is based on the competitive survey data and other factors described in this Compensation Discussion and Analysis, and adjustments may be made based upon the independent directors’ evaluation of the Chief Executive Officer’s performance and contributions.

We evaluate the total compensation opportunity offered to each executive officer at least once annually. The Compensation Committee establishes the target levels of annual incentive and long-term incentive compensation for the current fiscal year based upon its review of competitive market data provided by Exequity. The Compensation Committee also reviews competitive market data for annual salary rates for executive officer positions for the next fiscal year and recommends new salary rates to become effective the next fiscal year. The Compensation Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions. Our Compensation Committee does not time the grants of long-term incentive awards around Valero’s release of undisclosed material information.

ELEMENTS OF EXECUTIVE COMPENSATION
Our executive compensation programs include the following material elements:

•	base salary;

•	annual incentive bonus;

•	long-term equity-based incentives;

•	medical and other insurance benefits; and

•	retirement benefits.

We chose these elements to foster the potential for both current and long-term payouts and to attract and retain executive talent. We believe that variable pay (i.e., annual incentive bonus and long-term equity-based incentives that do not become a permanent part of base salary)—when delivered through appropriate incentives—is ultimately the best way to drive total compensation among our executive officers.

We believe that a significant portion of the compensation paid to our named executive officers should be incentive-based and determined by both company and individual performance. Our executive compensation program is designed to accomplish the following long-term objectives:

•	to provide compensation payouts that are tied to the performance of internal and external metrics both on a relative and absolute basis; and

•	to attract, motivate, and retain the best executive talent in our industry.

We believe that superior performance is motivated when an executive’s earn-out of his or her full compensation opportunities is contingent on achieving performance results that exceed pre-established goals or outperforming our industry peers.

Our annual incentive program rewards are tied to:

•	Valero’s attainment of key financial performance measures;

•	Valero’s success in key operational and strategic measures;

•	safe operations;

•	environmental responsibility;

•	reliable operations; and

•	cost management.

Our long-term equity incentive awards are designed to tie the executive’s financial reward opportunities with increased stockholders’ return on investment as measured by:

•	long-term stock price performance; and

•	payment of regular dividends.

Base salary is designed to provide a fixed level of competitive pay that reflects the executive officer’s primary duties and responsibilities, and to provide a base upon which incentive opportunities and benefit levels are established.

The long-term incentive awards in our compensation program include performance shares and restricted stock. We believe that incentives that drive stockholder value should also drive executive officer pay. We note that performance shares, when issued, do not assure a payout to the executive officer unless and until stockholder value is created through both company performance and TSR relative to our peers. We also believe that executive officers should hold an equity stake in the company to further motivate the creation of stockholder value, which is why we include awards of restricted stock in our long-term incentive program coupled with stock ownership guidelines.

Benchmarking Competitive Pay Levels
Our Compensation Committee benchmarks base salaries for our named executive officers against the 50th percentile (median) of competitive survey data and may make decisions to pay above or below this target based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning).

We also benchmark annual bonus, long-term incentive targets (expressed as a percentage of base salary), and total targeted pay for each executive position by reference to the 50th percentile (median) benchmark of the Compensation Comparator Group, and may make decisions to award above or below these targets based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning). We believe that preserving flexibility to award incentive opportunities above or below the median peer levels helps tailor the incentives to the executive and the role, resulting in a more customized match of competitive pay opportunities and pay-for-performance design attributes.

In addition to benchmarking competitive pay levels to establish compensation levels and targets, we also consider the relative importance of a particular management position in comparison to other management positions in the organization. In this regard, when setting the level and targets for compensation for a particular position, we evaluate that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, as well as that position’s relationship to managerial authorities throughout the management ranks of Valero.

Relative Size of Major Compensation Elements
An executive officer’s total direct compensation is structured so that realizing the targeted amount is highly contingent on Valero’s performance due to the executive’s level of at-risk pay. We use the term “total direct compensation” to refer to the sum of an executive’s base salary, targeted incentive bonus, and the grant-date values of long-term incentive target awards.

The following charts summarize the relative size of base salary and target incentive compensation for 2016 for our named executive officers.
When setting executive compensation, the Compensation Committee considers the amount and form of compensation payable to an executive officer. The Committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of our officers with those of our stockholders. The size of each element is based on the assessment of competitive market practices as well as company and individual performance.

The Compensation Committee analyzes total direct compensation from a market competitive perspective, and then evaluates each component relative to its market reference. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of our stockholders.

Because we place a large amount of total direct compensation at risk in the form of variable pay (annual bonus and long-term incentives), the Committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards, prior compensation, or current stock holdings. For example, we normally will not change the size of a target long-term incentive grant in a particular year solely because of Valero’s stock price performance during the immediately preceding years. The Compensation Committee recognizes that the refining and marketing industry is volatile and strives to maintain a measure of predictability consistent with a substantial reliance on variable compensation structures in furtherance of a fundamental pay-for-performance philosophy.

Individual Performance and Personal Objectives
The Compensation Committee evaluates the individual performance of, and performance objectives for, our named executive officers. Performance and compensation for our Chief Executive Officer are reviewed and approved by the Board’s independent directors with recommendations from the Compensation Committee. For officers other than the Chief Executive Officer, individual performance and compensation are evaluated by the Compensation Committee with recommendations from our Chief Executive Officer. Individual performance and objectives are specific to each officer position.

Criteria used to measure an individual’s performance may include assessment of objective criteria (e.g., execution of projects within budget parameters, improving an operating unit’s profitability, or timely completing an acquisition or divestiture) as well as qualitative factors such as the executive’s ability to lead, ability to communicate, and successful adherence to Valero’s stated values (i.e., commitment to safety, commitment to the environment, commitment to our communities, commitment to our employees, and commitment to our stakeholders). There are no specific weights assigned to these various elements of performance.

Base Salaries
Base salaries for our named executive officers are approved by the Compensation Committee after taking into consideration median practices for comparable roles among the peer companies. The Compensation Committee also considers the recommendations of the Chief Executive Officer for officers other than the Chief Executive Officer. The base salary and all other compensation of the Chief Executive Officer are reviewed and approved by the independent directors of the Board.

Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance, or the performance of Valero. Salaries are also periodically adjusted to remain competitive with companies within the compensation survey data. An executive’s compensation typically increases in relation to his or her responsibilities within Valero.

Annual Incentive Bonus
The annual incentive bonus for our named executive officers has two primary components. First, a maximum bonus pool is funded through determination of Valero’s achievement of quantitative financial performance measures. Second, a target bonus is determined for each executive based on the results of additional financial, operational, and strategic performance measures. The performance measures associated with these two components, along with consideration of the named executive officer’s individual performance, are used to determine the annual incentive bonus payout for each of the named executive officers.
To fund the annual incentive bonus pool for our named executive officers, the Compensation Committee sets quantitative company performance measures during the first quarter of the year. Valero’s performance is measured against these metrics to establish the maximum bonus amounts that can be paid under our program. In 2016, the Committee established measures that correspond to two of our business priorities: Adjusted Net Cash Provided by Operating Activities (“ANC”) and Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”). These measures establish the maximum level of funding for the bonus program. The program is funded at an amount equal to the greater of (i) ANC multiplied by 0.80 percent, or (ii) EBITDA multiplied by 0.65 percent.

The maximum bonus that can be paid to a named executive officer is based on the funding results of ANC or EBITDA—subject to an absolute maximum of $20 million for any individual officer. Once the maximum pool is calculated, the funded pool is allocated to each executive officer using the following percentages: 50 percent for the Chief Executive Officer (the highest paid officer), 20 percent for the second highest paid officer, and 10 percent each for the third, fourth, and fifth highest paid officers.

After these maximum funded amounts are calculated, the Compensation Committee considers the following to determine bonuses for each officer (at amounts that may not exceed the funded levels):

•	the position of the named executive officer, which is used to determine a targeted percentage of base salary that may be awarded as incentive bonus;

•
pre-established performance objectives that include a quantitative financial performance goal (Financial Performance Goal), operational performance goals (Operational Performance Goals), and qualitative goals and objectives including the effective use of capital (Strategic Company Performance Goals) for the completed fiscal year; and

•	a qualitative evaluation of the individual’s performance.

Thus, the amount of the bonus ultimately paid to a named executive officer takes into consideration (i) Valero’s achievement of the performance objectives established and approved by the Compensation Committee in the first quarter of the performance year (i.e., ANC and EBITDA) in order to fund the bonus program, and (ii) the Compensation Committee’s assessment of Valero’s and each executive’s performance in relation to the pre-established performance goals more fully described below (which provides for potential application of downward discretion by the Compensation Committee to reduce payouts below the funded pool amounts).

Financial Performance Goal
The Financial Performance Goal considered for our annual incentive bonus targets is EPS, adjusted for special items and impairments. The Compensation Committee establishes minimum, target, and maximum levels for EPS in the first quarter of the performance year. We believe that this measure appropriately reflects our business planning process and corporate philosophy regarding financial performance measurement. Valero’s performance in 2016 was $3.80 per share (versus a target of $5.82 per share).

Operational Performance Goals
The Operational Performance Goals considered for our annual incentive bonuses, as established and approved by the Compensation Committee in the first quarter of the performance year, are measured against:

•	Valero’s achievements in the areas of health, safety, and environmental;

•	Valero’s achievements in improving refining competitiveness through improved mechanical availability; and

•	Valero’s achievements in cost management and expense control.

We believe that these measures appropriately reflect key business objectives of Valero. After completion of the fiscal year, each of the Operational Performance Goals is measured against Valero’s actual performance in these areas and the minimum, target, and maximum levels established by the Compensation Committee. Valero’s performance score for 2016 for this category was 84.82 percent (versus a target score of 40.00 percent) and reflects best-ever performance in the health, safety, and environmental, and the mechanical availability measures. For additional details on Valero’s 2016 performance versus targeted amounts for our Operational Performance Goals, see the “Annual Incentive Bonus Performance Goals” table that follows in this section.

Strategic Company Performance Goals
Valero’s Strategic Company Performance Goals were established in the first quarter of the 2016 performance year by the Chief Executive Officer. Included in these goals for 2016 was a qualitative capital-based performance measure assessed by the Compensation Committee through return on capital employed. After completion of the fiscal year, the Strategic Company Performance Goals were evaluated as a whole. Significant achievements in this area for 2016 included: (i) the creation of long-term stockholder value and the return of cash to stockholders through a quarterly cash dividend increase from $0.50 per share to $0.60 per share and $1.3 billion of common stock repurchases; (ii) the return of 142% of adjusted net income to stockholders through dividends and stock buybacks, exceeding management’s 75% payout goal; (iii) the successful sale of $585 million of midstream assets to Valero Energy Partners LP; and (iv) the successful execution of Valero’s capital expenditures plan. Valero’s performance score for 2016 for this category was 20.00 percent (versus a target score of 20.00 percent).

Valero’s Achievement of Performance Goals for 2016
The following table details the performance targets and final results of Valero’s achievements in 2016 for each of the sub-components of the bonus program’s Financial Performance Goal, Operational Performance Goals, and Strategic Goals.

Annual Incentive Bonus Performance Goals
Component		Weighting	Minimum	Target	Maximum	Achieved in 2016	Bonus Percent Earned (1)

Financial Performance Goal
I.	EPS, adjusted ($/share)	40.00%	$1.45	$5.82	$11.64	$3.80	29.41%
Operational
II.	Health, Safety, and Environmental (2)	13.33%					29.81%
III.	Mechanical Availability (3)	13.33%	95.6	96.2 to 96.4	97.6	96.90	25.00%
IV.	Cost Management and Expense Control ($ in millions)	13.34%	$15.0	$60.0	$120.0	$127.9	30.01%
	subtotal	40.00%				subtotal	84.82%

Strategic
V.	Company Goals and Objectives (4)	20.00%					20.00%
Total		100.00%					134.23%

Footnotes:
(1) Represents performance achieved in 2016 and component percent weighting.
(2) Consists of 16 separately weighted health, safety, and environmental metrics across three business units. Performance “achieved” was at 99.4% of maximum.
(3) Using the Mechanical Availability scoring from the industry-standard Solomon Associates survey in which “Target” represents performance between the 50th and 62nd percentiles.
(4) As established by the Compensation Committee in consultation with the CEO, and includes a qualitative assessment of use of capital. Performance “achieved” was at maximum.

As a result of Valero’s 2016 EBITDA performance, the maximum bonus pool was funded at $35.89 million. The final 2016 bonus amounts paid to our named executive officers were determined as a function of: (i) Valero’s performance and maximum bonus pool funding based on EBITDA performance, (ii) Valero’s performance as measured against the financial, operational, and strategic performance goals, and (iii) the Committee’s assessment of the named executive officers’ individual performance in 2016.

The following table summarizes the 2016 bonus amounts paid to our named executive officers:

	Gorder	Ciskowski	Riggs	Browning	Simmons
Base salary (1)	$1,450,000	$890,000	$640,000	$595,000	$565,000
Bonus target percentage (2)	150%	110%	80%	80%	65%
Bonus target amount (3)	$2,175,000	$979,000	$512,000	$476,000	$367,250
Bonus percentage achieved (4)	134.23%	134.23%	134.23%	134.23%	134.23%
Earned target incentive bonus (5)	$2,919,503	$1,314,112	$687,258	$638,935	$492,960
Maximum possible bonus (6)	$17,945,000	$7,178,000	$3,589,000	$3,589,000	$3,589,000
Bonus amount paid (7)	$2,925,000	$1,320,000	$725,000	$640,000	$500,000
Footnotes:

(1)	Base salary is the officer’s base salary at December 31, 2016.

(2)	Bonus target as a percentage of base salary.

(3)	Determined by multiplying “Bonus target percentage” times “Base salary.”

(4)	Valero’s performance score for “Bonus percentage achieved” was 134.23% based on results of the Annual Incentive Bonus Performance Goals detailed in the previous table.

(5)	Determined by multiplying “Bonus target amount” times “Bonus percentage achieved.”

(6)	Represents allocation of maximum bonus pool funded from the 2016 EBITDA results apportioned as follows: 50% for CEO, 20% for second highest paid officer, and 10% for next three highest paid officers.

(7)
As disclosed in the Summary Compensation Table. The actual amount paid was determined based on: (i) Valero’s performance and maximum bonus pool funding using EBITDA, (ii) Valero’s performance as measured against financial, operational, and strategic goals, and (iii) the Committee’s assessment of the named executive officers’ individual performance in 2016. (Based on superior EBITDA results, the maximum bonus funding is significantly greater than the final earned amounts, so the final bonus awards represent the application of the Compensation Committee’s downward discretion from the maximum bonus funding.)

Long-Term Incentive Awards
We provide stock-based, long-term compensation to our executive officers through our stockholder-approved equity plan. The plan provides for a variety of stock and stock-based awards, including restricted stock which vests over a period determined by the Compensation Committee, and performance shares that vest (become non-forfeitable) upon Valero’s achievement of an objective performance goal.
The Compensation Committee presently expects to make awards of performance shares and restricted stock annually. For 2016, the mix of long-term incentives awarded to our named executive officers was split evenly, on a share value basis, between grants of restricted stock and awards of performance shares. We believe that these awards create a powerful link between the creation of stockholder value and executive pay delivered. In addition, we believe that the balance between absolute performance alignment through restricted shares, and the relative performance objectives underscored by the relative TSR performance shares, is appropriate. In order for executives to fully realize their targeted opportunities, Valero must both perform well and beat the stock price performance of companies in the Performance Peer Group listed above under the caption “Administration of Executive Compensation Programs—Benchmarking Data—Performance Peer Group.”

For each officer, a target amount of long-term incentives is established and is expressed as a percentage of base salary. In establishing award sizes, the Compensation Committee makes primary reference to median peer company grant levels and makes individualized determinations of award sizes based on additional factors such as: each executive’s experience and contribution to company success, internal parity, and management succession. In addition, an executive’s targeted award may be adjusted based upon the Compensation Committee’s determination of the officer’s individual performance, which (for officers other than the Chief Executive Officer) takes into consideration the recommendation of the Chief Executive Officer.

Performance Shares
For 2016, performance share targets represent 50 percent of each executive officer’s long-term incentive target on a share value basis. Performance shares are payable in shares of Common Stock on the vesting dates of the performance shares. Shares of Common Stock are earned with respect to vesting performance shares only upon Valero’s achievement of TSR objectives (measured in relation to the TSR of our peers). Shares not earned in a given performance period expire and are forfeited. Performance shares are also subject to potential forfeiture if an executive terminates his or her employment prior to vesting.

The performance shares awarded in 2016 are subject to vesting in three annual increments, based upon our TSR compared to our peer group during one-year, two-year, and three-year performance periods. Performance periods measure TSR based on the average closing stock prices for the 30 days of December 2 to December 31 at the beginning and end of the performance periods, including dividends. At the end of each performance period, our TSR for the period is compared to the TSR of our peer group. Consistent with typical relative TSR design conventions, shares of Common Stock are awarded based on Valero’s TSR performance versus the peers’ TSR as shown in the table below.

Percentile TSR Rank	% of Performance Shares Awarded as Common Shares
below 25th%	0%
25th% (1)	25%
50th% (1)	100%
75th% or above	200%
(1) TSR performances between the 25th and 50th percentiles, and the 50th and 75th percentiles, generate payouts determined by straight-line interpolation.

Additional shares of Common Stock may be earned based on the accumulated value of dividends paid on Valero’s Common Stock during the pertinent performance period. The amount of accumulated dividends is multiplied by the earned percentage payout (if any) for the performance shares, and the product is divided by the fair market value of the Common Stock on the performance shares’ vesting date. The resulting amount is paid in a whole number of shares of Common Stock. The value of the dividends credited to the outstanding performance shares is paid to participants only to the extent that the underlying performance shares earn shares of Common Stock, based on Valero’s TSR performance, and is paid (in shares of Common Stock) only when the underlying performance shares vest.

Restricted Stock
Restricted stock targets represent the remaining 50 percent of each executive officer’s long-term incentive target on a share value basis. Restricted stock is subject to forfeiture if an executive terminates his or her employment prior to vesting (other than upon retirement and other than following a permitted voluntary termination following a change in control). Dividends are paid on shares of restricted stock as and when dividends are declared and paid on Valero’s outstanding common stock.
We believe that our mix of long-term incentives provides an appropriate balance between the pay-for-performance attributes of performance shares and the equity alignment and retentive qualities of restricted shares. This mix also generally aligns with market practices, and thus supports recruitment and retention of top-quality executive talent.
The Compensation Committee considers and grants long-term incentive awards to our officers and certain other employees annually, typically during the fourth quarter in conjunction with the last regularly scheduled meeting of the Compensation Committee for the year. The performance shares and restricted stock components of our executive officers’ 2016 long-term incentive awards were granted in November 2016.

Perquisites and Other Benefits
Consistent with our goal of providing compensation and benefits that are aligned with market practices among our peers, officers are eligible to receive reimbursement for club dues, personal excess liability insurance, federal income tax preparation, and an annual health examination. We do not provide executive officers with automobiles or automobile allowances or supplemental executive medical coverage.

We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including our Thrift Plan and insurance and supplemental plans chosen and paid for by employees who desire additional coverage.

Consistent with typical practices among our peers, executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below.

Post-Employment Benefits
Pension Plans
We have a noncontributory defined benefit Pension Plan in which most of our employees, including our named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also have a noncontributory, non-qualified Excess Pension Plan and a non-qualified Supplemental Executive Retirement Plan (SERP), which provide supplemental pension benefits to certain highly compensated employees. Our named executive officers are participants in the SERP. The SERP is offered to align with competitive practices among our peers, and to thus support recruitment and retention of critical executive talent. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to Internal Revenue Code limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans.

Nonqualified Deferred Compensation Plans
Deferred Compensation Plan. Our named executive officers are eligible to participate in our Deferred Compensation Plan (“DC Plan”). The DC Plan is offered to align with competitive practices among our peers, and thereby support recruitment and retention of executive talent. The DC Plan permits eligible employees to defer a portion of their salary and/or bonus until separation (i.e., retirement or termination of employment). Under the DC Plan, each year eligible employees are permitted to elect to defer up to 30 percent of their salary and/or 50 percent of their cash bonuses to be earned for services performed during the following year. We have not made discretionary contributions to participants’ accounts, and currently we have no plans to do so.
All amounts credited under the DC Plan (other than discretionary credits) are immediately 100 percent vested. Any discretionary credits, if ever granted, will vest in accordance with the vesting schedule determined at the time of the grant of discretionary credits. Participant accounts are credited with earnings (or losses) based on investment fund choices made by the participants among available funds selected by Valero’s Benefits Plans Administrative Committee.

Excess Thrift Plan. Our Excess Thrift Plan provides benefits to participants in our Thrift Plan whose annual additions to the Thrift Plan are subject to the limitations on annual additions as provided under Section 415 of the Internal Revenue Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Internal Revenue Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. Two separate components comprise the Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Additional information about these plans and contributions made by Valero and each of our named executive officers under non-qualified defined contribution and other deferred compensation plans are presented in this proxy statement under the caption “Executive Compensation—Nonqualified Deferred Compensation.”

Change of Control Severance Arrangements
We have change of control severance agreements with each of our named executive officers. The agreements are intended to assure the continued objectivity and availability of the officers in the event of any merger or acquisition that would likely threaten the job security of many top executives. These arrangements are also intended to maintain executive focus and productivity in a period of uncertainty. If a change of control occurs during the term of an agreement, the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officers’ terms and conditions of employment will not be adversely changed during the three-year period after a change of control. For information regarding payments that may be made under these agreements, see the disclosures in this proxy statement under the caption “Executive Compensation—Potential Payments upon Termination or Change of Control.”

ACCOUNTING AND TAX TREATMENT
Accounting Treatment
Compensation expense for our share-based compensation plans is based on the fair value of the awards granted and is recognized in income on a straight-line basis over the shorter of (a) the requisite service period of each award, or (b) the period from the grant date to the date retirement eligibility is achieved if that date is expected to occur during the nominal vesting period. Specific components of our stock-based compensation programs are discussed in Note 13 of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2016.

Tax Treatment
Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code’s definition of “performance based” compensation. Section 162(m) allows a deduction for compensation that exceeds

$1 million if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation.

The Compensation Committee considers deductibility under Section 162(m) when designing compensation arrangements for executive officers, but is not required to grant only “performance based” compensation that is deductible under Section 162(m). The Committee believes that it is in our best interests for the Committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the Committee and other goals the Committee deems important to our success, such as encouraging employee retention, rewarding achievement of non-quantifiable goals, and achieving progress with specific projects. We believe that the 2016 annual incentive bonus payments, as well as our performance share grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock or other equity-based awards that are not subject to specific quantitative performance measures will likely not qualify as performance based compensation and, in such event, would be subject to Section 162(m) deduction restrictions.

COMPENSATION-RELATED POLICIES
Policy on Vesting of Performance Shares upon Change of Control of Valero
In 2014, our Board adopted a policy regarding the vesting of performance shares upon a change of control of Valero. The policy applies to grants of performance shares made in 2014 and thereafter. The policy provides that performance shares granted to participants in Valero’s equity incentive plans will not vest automatically upon the date of a change of control (as defined in the applicable plan) of Valero. The policy further provides that in making awards of performance shares to participants, the Compensation Committee may provide in the award agreement with the participant that if a participant’s employment with Valero is terminated following a change of control, any unvested performance shares held by the participant will vest on a partial, pro rata basis on the date of the participant’s termination of employment, with such qualifications for an award as the Committee may determine. The policy is available on our website at www.valero.com > Investors > Corporate Governance > Governance Documents.

Executive Compensation Clawback Policy
Under our executive compensation clawback policy, in the event of a material restatement of Valero’s financial results, the Board, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to our executive officers. The policy provides that if the bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, the Board (or committee), will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of Valero all or a portion of the specified compensation awarded to executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by the Board (or committee). In determining whether to seek recovery, the policy states that the Board (or committee) shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of Valero in any related proceeding or investigation. The policy is available on our website at www.valero.com > Investors > Corporate Governance > Governance Documents.

Compensation Consultant Disclosure Policy
Per the terms of our compensation consultant disclosure policy, Valero will make certain disclosures pertaining to compensation consultants in our proxy statements for annual meetings of stockholders. For any compensation consultant retained by the Compensation Committee to provide compensation advice with respect to the compensation disclosed in the Summary Compensation Table in the proxy statement, we will disclose (i) the total fees paid annually to the consultant for compensation-related services and non-compensation-related services, (ii) a description of any non-compensation-related services provided by the consultant, and (iii) any services that the consultant has provided to senior executives of Valero and the nature of those services. The policy is available on our website at www.valero.com > Investors > Corporate Governance > Governance Documents.

Stock Ownership Guidelines and Prohibition Against Hedging and Pledging
We have adopted stock ownership guidelines applicable to our officers and non-employee directors. The guidelines require that non-employee directors acquire and hold during their service shares of Common Stock equal in value to at least five times their annual cash retainer.
Our officers are required to meet the applicable guidelines stated below.

Officer Position	Value of Shares Owned
Chief Executive Officer	5x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary
Vice Presidents	1x Base Salary
Officers and non-employee directors have five years after becoming subject to the guidelines to meet the requisite ownership threshold and, once attained, are expected to continuously own sufficient shares to meet that threshold.
Our directors, officers, and employees may not purchase, sell, or write calls, puts, or other options or derivative instruments on shares of Common Stock, and our directors and officers are prohibited from pledging shares of Common Stock as collateral or security for indebtedness. Compliance with the guidelines is monitored by the Compensation Committee. The full text of our guidelines is included in our Corporate Governance Guidelines (as Article IX), available on our website at www.valero.com > Investors > Corporate Governance > Governance Documents.

Insider Trading and Speculation in Valero Stock
Our officers, directors, and employees are prohibited from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information regarding our equity compensation plans as of December 31, 2016.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Avail- able for Future Issuance Under Equity Compen- sation Plans (1)
Approved by stockholders:
2011 Omnibus Stock Incentive Plan	872,458	$31.71	10,581,274
2005 Omnibus Stock Incentive Plan	1,070,715	17.86	—
Not approved by stockholders:
2003 All-Employee Stock Incentive Plan (2)	77,872	17.68	—
Total	2,021,045	23.83	10,581,274
Footnotes:

(1)	Securities available for future issuance under these plans can be issued in various forms, including restricted stock and stock options.

(2)	Officers and directors of Valero were not eligible to receive grants under this plan.

Our equity plans are described further in Note 13 of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2016, included in Valero’s Annual Report on Form 10-K.

EXECUTIVE COMPENSATION
The tables that follow provide information required by the SEC regarding compensation paid to or earned by our named executive officers for 2016. We use captions and headings in these tables that correspond to the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables.

SUMMARY COMPENSATION TABLE
This table summarizes the compensation paid to our named executive officers for the fiscal years ended December 31, 2016, 2015, and 2014. The elements of compensation listed in the table are described in the Compensation Discussion and Analysis section of this proxy statement and in the table’s footnotes.

Principal Position (1)	Year	Salary ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensa-tion ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (6)	All Other Compensa-tion ($)(7)	Total ($)
Joseph W. Gorder,	2016	1,450,000	10,610,898	—	2,925,000	3,334,310	132,410	18,452,618
Chairman of the Board, President, and CEO	2015	1,300,000	8,870,341	—	3,900,000	3,252,393	212,411	17,535,145
	2014	1,150,000	7,989,851	758,205	3,525,000	3,838,763	111,619	17,373,438

Michael S. Ciskowski,	2016	890,000	4,057,373	—	1,320,000	1,855,463	91,783	8,214,619
EVP and CFO	2015	845,000	3,809,824	—	1,859,000	1,551,671	83,683	8,149,178
	2014	810,000	2,912,035	299,752	1,670,000	2,923,019	82,337	8,697,143

R. Lane Riggs,	2016	640,000	2,191,016	—	725,000	1,206,237	73,248	4,835,501
EVP–Refining Operations and Engineering	2015	600,000	1,661,614	—	960,000	1,046,542	69,005	4,337,161
	2014	558,333	1,464,417	138,453	862,000	1,473,045	61,935	4,558,183

Jay D. Browning,	2016	595,000	1,773,224	—	640,000	973,148	71,101	4,052,473
EVP and General Counsel	2015	575,000	1,591,603	—	920,000	1,012,273	66,816	4,165,692
	2014	541,667	1,361,956	132,223	825,000	1,384,309	70,765	4,315,920

Gary K. Simmons,	2016	565,000	1,203,887	—	500,000	876,063	57,980	3,202,930
SVP–Supply, Int’l Ops. & Systems Optimization	(8)
	(8)

Footnotes to Summary Compensation Table:

(1)	The persons listed in this table are referred to in this proxy statement as our “named executive officers.”

(2)
The amounts shown represent the grant date fair value of stock awards computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation–Stock Compensation (FASB ASC Topic 718). Under FASB ASC Topic 718, the grant date fair values that we must disclose for our performance share awards include the values of certain tranches of unvested performance shares that were awarded in years prior to the fiscal year shown in the table. The computations of grant date fair values for performance shares are more fully described in footnote (5) to the Grants of Plan-Based Awards table in this proxy statement.

(footnote (2) continues on the following page)

Footnotes to Summary Compensation Table (cont.):
footnote (2) continued
The dollar values included in the “Stock Awards” column include the following components:

	Gorder	Ciskowski	Riggs	Browning	Simmons
restricted stock	4,857,423	1,819,323	1,057,883	790,318	535,719
performance shares	5,753,475	2,238,050	1,133,133	982,906	668,168
total (in dollars)	10,610,898	4,057,373	2,191,016	1,773,224	1,203,887

(3)
For more information regarding the shares of restricted stock and performance shares granted in 2016, see the Grants of Plan-Based Awards table in this proxy statement and our disclosures in Note 13 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2016.

(4)	Stock options were not granted to our named executive officers in 2016 or 2015.

(5)	Represents amounts earned under our annual incentive bonus plan, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus.”

(6)
This column represents the sum of the change in pension value and non-qualified deferred compensation earnings for each of the named executive officers. See the Pension Benefits table for the present value assumptions used for these calculations. The amount of above-market or preferential earnings on non-tax-qualified deferred compensation included in the amounts presented above is zero.

(7)	The amounts listed as “All Other Compensation” for 2016 are composed of these items:

Items of income (in dollars)	Gorder	Ciskowski	Riggs	Browning	Simmons
Valero contribution to Thrift Plan account	18,550	18,550	18,550	18,550	18,550
Valero contribution to Excess Thrift Plan account	82,950	43,750	26,250	23,000	21,000
Reimbursement of club membership dues	7,937	6,682	7,937	5,070	8,327
Unused benefit dollars	—	628	—	—	—
Imputed income—personal liability insurance (Group Excess Policy)	3,648	3,648	3,648	3,648	2,158
Imputed income—individual disability insurance	4,617	4,617	2,877	3,587	3,029
Imputed income—long-term disability premium	2,280	2,280	2,280	2,280	2,280
Imputed income—insurance (life & survivor) over $50,000	4,928	4,128	6,739	9,416	2,636
Imputed income—tax return preparation fees	7,500	7,500	4,967	5,550	—
total	132,410	91,783	73,248	71,101	57,980

(8)	Mr. Simmons was not a named executive officer for 2015 or 2014.

GRANTS OF PLAN-BASED AWARDS
The following table describes plan-based awards for our named executive officers in 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (1)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)
Joseph W. Gorder	n/a	(2)	—	2,175,000	17,945,000
	11/02/2016	(3)				n/a	82,420	n/a	4,857,423
	n/a	(4)					82,420

	11/02/2016	(5)					27,474	54,948	1,881,420
	11/02/2016	(5)					19,590	39,180	1,798,558
	11/02/2016	(5)					17,523	35,046	2,073,497

Michael S. Ciskowski	n/a	(2)	—	979,000	7,178,000
	11/02/2016	(3)				n/a	30,870	n/a	1,819,323
	n/a	(4)					30,870

	11/02/2016	(5)					10,290	20,580	704,659
	11/02/2016	(5)					7,770	15,540	713,364
	11/02/2016	(5)					6,930	13,860	820,027

R. Lane Riggs	n/a	(2)	—	512,000	3,589,000
	11/02/2016	(3)				n/a	17,950	n/a	1,057,883
	n/a	(4)					17,950

	11/02/2016	(5)					5,984	11,968	409,784
	11/02/2016	(5)					3,583	7,166	328,955
	11/02/2016	(5)					3,333	6,666	394,394

Jay D. Browning	n/a	(2)	—	476,000	3,589,000
	11/02/2016	(3)				n/a	13,410	n/a	790,318
	n/a	(4)					13,410

	11/02/2016	(5)					4,470	8,940	306,106
	11/02/2016	(5)					3,433	6,866	315,184
	11/02/2016	(5)					3,056	6,112	361,616

Gary K. Simmons	n/a	(2)	—	367,250	3,589,000
	11/02/2016	(3)				n/a	9,090	n/a	535,719
	n/a	(4)					9,090

	11/02/2016	(5)					3,030	6,060	207,494
	11/02/2016	(5)					2,333	4,666	214,193
	11/02/2016	(5)					2,083	4,166	246,481

Footnotes to Grants of Plan-Based Awards table:

(1)
The reported grant date fair value of stock awards was determined in compliance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Stock options were not granted to our named executive officers in 2016.

Footnotes to Grants of Plan-Based Awards table (cont.):

(2)
Represents potential awards under our annual incentive bonus program for named executive officers (NEOs). Actual amounts earned by our NEOs for 2016 are reported in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The “target” amounts listed in the Grants of Plan-Based Awards table are computed by multiplying base salary by 150%, 110%, 80%, 80%, and 65%, for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Simmons, respectively.

The amounts listed as “maximum” are determined by multiplying the maximum funded bonus pool amount under the program (as a result of Valero’s ANC or EBITDA performance for the year, i.e., $35.89 million for 2016) by 50%, 20%, 10%, 10%, and 10% for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Simmons, respectively, subject to a maximum of $20 million for any officer. Our annual incentive bonus program for named executive officers is described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus.”

(3)
Represents an award of restricted stock granted November 2, 2016. The shares are scheduled to vest (become nonforfeitable) annually in equal one-third increments. Dividends on the restricted shares are paid as and when dividends are declared and paid on our Common Stock. Restricted stock awards are more fully described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Restricted Stock.” For each NEO, the dollar amount stated in the column “Grant Date Fair Value of Stock and Option Awards” is included within the amount listed in the “Stock Awards” column of the Summary Compensation Table and in footnote (2) to the Summary Compensation Table.

(4)
Represents the number of performance shares awarded under our 2011 Omnibus Stock Incentive Plan to our NEOs on November 2, 2016 under our long-term incentive awards program described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares.” Per the awards’ terms, on a normal vesting date officers can earn, in shares of Common Stock, from 0% to 200% of the number of performance shares that are vesting, based upon Valero’s achievement of objective performance measures during the performance periods prescribed by our Compensation Committee. The performance shares are scheduled to vest annually in one-third increments (tranches) in January 2018, January 2019, and January 2020, with any resulting payout at those times conditioned upon Valero’s performance during the pertinent performance periods. Only the first tranche of these performance shares is deemed to have a “grant date” in 2016, as explained in footnote (5) below. Our disclosures referenced by footnote (4) are for information purposes only, and tie to the disclosures made by our NEOs in 2016 on Forms 4 in compliance with Section 16 of the Exchange Act. Our disclosures in footnote (5) below are intended to comply with the requirements of Item 402 of Regulation S-K with respect to “grants” of performance shares.

(5)
We are required by Item 402(d)(2)(viii) of Regulation S-K to make the disclosures referenced by footnote (5). This Item requires us to disclose the “grant date fair value” of equity awards “computed in accordance with FASB ASC Topic 718” (Topic 718). Our performance shares are awarded in three tranches, with the tranches having measurement periods (the performance period) of differing lengths. The first tranche of an award has a performance period of 12 months, the second tranche of an award has a performance period of 24 months, and the third tranche of an award has a performance period of 36 months.

The amounts referenced by footnote (5) in the Grants of Plan-Based Awards table represent three tranches from three separate award years—namely, the first tranche of performance shares awarded in 2016 (awarded on Nov. 2, 2016), the second tranche of performance shares awarded in 2015 (awarded on Nov. 4, 2015), and the third tranche of performance shares awarded in 2014 (awarded on Oct. 23, 2014). Under Topic 718, each of these tranches is deemed to be a separate “grant” for fair value purposes, and each is deemed to have a “grant date” in 2016, that is, November 2, 2016, the date when the Compensation Committee established the peer group of companies for these tranches. The dollar amounts included in the table represent the grant date fair values from the three tranches that are deemed to have a grant date in 2016.
(footnote (5) continues on the following page)

Footnotes to Grants of Plan-Based Awards table (cont.):
footnote (5) continued
For each NEO, the sum of the dollar amounts stated in the Grants of Plan-Based Awards table’s column entitled “Grant Date Fair Value of Stock and Option Awards” is also included in the Summary Compensation Table, first, within the amount listed in the “Stock Awards” column of the Summary Compensation Table, and second, in footnote (2) to the Summary Compensation Table. The grant date fair values for the performance shares included in the Grants of Plan-Based Awards table are summarized in the table that follows.

	performance shares deemed (under Topic 718) to have a grant date in 2016		grant date fair value ($)

Gorder	1st tranche of 2016 award	27,474	1,881,420
	2nd tranche of 2015 award	19,590	1,798,558
	3rd tranche of 2014 award	17,523	2,073,497
	total 2016 grant date fair value		5,753,475

Ciskowski	1st tranche of 2016 award	10,290	704,659
	2nd tranche of 2015 award	7,770	713,364
	3rd tranche of 2014 award	6,930	820,027
	total 2016 grant date fair value		2,238,050

Riggs	1st tranche of 2016 award	5,984	409,784
	2nd tranche of 2015 award	3,583	328,955
	3rd tranche of 2014 award	3,333	394,394
	total 2016 grant date fair value		1,133,133

Browning	1st tranche of 2016 award	4,470	306,106
	2nd tranche of 2015 award	3,433	315,184
	3rd tranche of 2014 award	3,056	361,616
	total 2016 grant date fair value		982,906

Simmons	1st tranche of 2016 award	3,030	207,494
	2nd tranche of 2015 award	2,333	214,193
	3rd tranche of 2014 award	2,083	246,481
	total 2016 grant date fair value		668,168
2016 Award. For performance shares awarded on November 2, 2016, the grant date (per Topic 718) for the first tranche is deemed to have occurred in 2016. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 117.20% with a fair value per share of $68.48, resulting in the grant date fair values stated in the table below. The “highest possible performance” values listed in the table assume achievement of the highest level of possible performance conditions per SEC Regulation S-K, Instruction 3 to Item 402(c)(2)(v).

	1st tranche of 2016 award (shares)	grant date fair value ($)	highest possible performance ($)
Gorder	27,474	1,881,420	3,762,839
Ciskowski	10,290	704,659	1,409,318
Riggs	5,984	409,784	819,569
Browning	4,470	306,106	612,211
Simmons	3,030	207,494	414,989
(footnote (5) continues on the following page)

Footnotes to Grants of Plan-Based Awards table (cont.):
footnote (5) continued
The grant date (per Topic 718) for the second tranche of the performance shares awarded in 2016 is expected to occur in the fourth quarter of 2017, depending on actions to be taken by our Compensation Committee. Similarly, the grant date for the third tranche is expected to occur in the fourth quarter of 2018, depending on actions to be taken by our Compensation Committee. The fair values of the second and third tranches will be determined on their respective Topic 718 grant dates.
2015 Award. For performance shares awarded on November 4, 2015, the grant date (per Topic 718) for the second tranche is deemed to have occurred in 2016. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 157.13% and fair value per share of $91.81, resulting in the grant date fair values stated in the table below. The “highest possible performance” values listed in the table assume achievement of the highest level of possible performance conditions per SEC Regulation S-K, Instruction 3 to Item 402(c)(2)(v).

	2nd tranche of 2015 award (shares)	grant date fair value ($)	highest possible performance ($)
Gorder	19,590	1,798,558	3,597,116
Ciskowski	7,770	713,364	1,426,727
Riggs	3,583	328,955	657,910
Browning	3,433	315,184	630,367
Simmons	2,333	214,193	428,385
The grant date (per Topic 718) for the third tranche of performance shares awarded in 2015 is expected to occur in the fourth quarter of 2017, depending on actions to be taken by our Compensation Committee. The fair value of the third tranche will be determined on its Topic 718 grant date.
2014 Award. For performance shares awarded on October 23, 2014, the grant date (per Topic 718) for the third tranche is deemed to have occurred in 2016. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 202.52% and fair value per share of $118.33, resulting in the grant date fair values stated in the table below. The “highest possible performance” values listed in the table assume achievement of the highest level of possible performance conditions per SEC Regulation S-K, Instruction 3 to Item 402(c)(2)(v).

	3rd tranche of 2014 award (shares)	grant date fair value ($)	highest possible performance ($)
Gorder	17,523	2,073,497	4,146,993
Ciskowski	6,930	820,027	1,640,054
Riggs	3,333	394,394	788,788
Browning	3,056	361,616	723,233
Simmons	2,083	246,481	492,963

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2016
This table describes unexercised stock options, unvested shares of restricted stock, and unvested performance shares held by our named executive officers as of December 31, 2016.

	Option Awards					Stock Awards
						Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph W. Gorder	85,493	—		18.145	10/15/2019	6,698	(4)	457,607	12,710	(8)	1,736,694
	21,400	—		17.743	11/17/2020	15,258	(5)	1,042,427	35,046	(9)	3,591,514
	26,750	—		24.582	10/28/2021	22,744	(6)	1,553,870	58,770	(10)	4,684,361
	37,567	—		27.318	11/09/2022	47,844	(7)	3,268,702	82,420	(11)	5,630,934
	31,770	—		39.665	11/08/2023
	29,206	14,604	(3)	48.565	10/23/2024

Michael S. Ciskowski	251,530	—		18.145	10/15/2019	6,034	(5)	412,243	9,333	(8)	1,275,261
	32,100	—		17.743	11/17/2020	9,021	(6)	616,315	13,860	(9)	1,420,373
	44,940	—		24.582	10/28/2021	17,920	(7)	1,224,294	23,310	(10)	1,857,962
	32,570	—		27.318	11/09/2022				30,870	(11)	2,109,038
	23,330	—		39.665	11/08/2023
	11,546	5,774	(3)	48.565	10/23/2024

R. Lane Riggs	11,770	—		24.582	10/28/2021	1,878	(4)	128,305	2,653	(8)	362,506
	7,789	—		27.318	11/09/2022	4,834	(5)	330,259	6,666	(9)	683,132
	6,630	—		39.665	11/08/2023	7,167	(6)	489,649	10,750	(10)	856,869
	5,333	2,667	(3)	48.565	10/23/2024	17,950	(7)	1,226,344	17,950	(11)	1,226,344

(table with footnotes continues on the following page)

	Option Awards					Stock Awards
						Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jay D. Browning	3,922	—		17.743	11/17/2020	854	(4)	58,345	2,793	(8)	381,636
	7,846	—		24.582	10/28/2021	2,661	(5)	181,800	6,113	(9)	626,494
	8,378	—		27.318	11/09/2022	3,987	(6)	272,392	10,300	(10)	821,001
	6,980	—		39.665	11/08/2023	7,784	(7)	531,803	13,410	(11)	916,171
	5,093	2,547	(3)	48.565	10/23/2024

Gary K. Simmons	—	1,750	(3)	48.565	10/23/2024	845	(4)	57,730	2,043	(8)	279,156
						3,134	(5)	214,115	4,166	(9)	426,932
						4,667	(6)	318,849	7,000	(10)	557,969
						9,090	(7)	621,029	9,090	(11)	621,029

Footnotes to Outstanding Equity Awards table:

(1)	Our equity plans provide that the exercise price for all stock options must not be less than the mean of our Common Stock’s high and low NYSE reported sales price per share on the date of grant.

(2)
The assumed market values were determined using the closing market price of our Common Stock on 12/30/2016 ($68.32 per share). For a further discussion of the vesting of performance share awards (as noted in the following footnotes), see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares.” For performance shares that vested in January 2017, the payout value used for this column was their actual performance share vesting percentage on 01/26/2017 (i.e., 200% for the tranche of performance shares awarded in 2013, 200% for the tranche of performance shares awarded in 2014, and 150% for the tranche of performance shares awarded in 2015).

(3)	The unvested portion of this award is scheduled to vest on 10/23/2017.

(4)	The unvested portion of this award is scheduled to vest on 05/01/2017.

(5)	The unvested portion of this award is scheduled to vest on 10/23/2017.

(6)	The unvested portion of this award is scheduled to vest in equal installments on 11/04/2017 and 11/04/2018.

(footnotes continue on the following page)

Footnotes to Outstanding Equity Awards table (cont.):

(7)	The unvested portion of this award is scheduled to vest in equal installments on 11/02/2017, 11/02/2018, and 11/02/2019.

(8)
These performance shares vested on 01/26/2017 at 200% of target. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 200% (the actual payout amount) of the performance shares at the closing price of our Common Stock on 12/30/2016.

(9)
One-half of these performance shares vested on 01/26/2017 at 200% of target; the other one-half is scheduled to vest in January 2018. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested in January 2017, the market value of 200% (the actual payout amount) of the closing price of our Common Stock on 12/30/2016, and for the remaining one-half, the market value of 100% (assumed) of the closing price of our Common Stock on 12/30/2016.

(10)
One-third of these performance shares vested on 01/26/2017 at 150% of target; an additional one-third is scheduled to vest in January 2018, and the final one-third is scheduled to vest in January 2019. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested in January 2017, the market value of 150% (the actual payout amount) of the closing price of our Common Stock on 12/30/2016, and for the remaining two-thirds, the market value of 100% (assumed) of the closing price of our Common Stock on 12/30/2016.

(11)
These performance shares are scheduled to vest in one-third increments in each of January 2018, January 2019, and January 2020. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 100% (assumed) of the performance shares at the closing price of our Common Stock on 12/30/2016.

OPTION EXERCISES AND STOCK VESTED
DURING THE FISCAL YEAR ENDED DECEMBER 31, 2016
The following table provides information regarding (i) option exercises by our named executive officers, and (ii) the vesting of restricted stock and performance shares held by our named executive officers during 2016 on an aggregated basis.

	Option Awards		Stock Awards (1)
Name	No. of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)	No. of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(4)

Joseph W. Gorder	—	—
(5)			44,392	2,555,406
(6)			91,450	5,863,317
Michael S. Ciskowski	—	—
(5)			18,670	1,072,649
(6)			58,944	3,779,195
R. Lane Riggs	8,560	362,276
(5)			14,271	821,367
(6)			18,385	1,178,754
Jay D. Browning	—	—
(5)			7,937	456,679
(6)			18,561	1,190,039
Gary K. Simmons	16,432	539,316
(5)			9,375	539,269
(6)			13,487	864,719
Footnotes to Option Exercises and Stock Vested table:

(1)	Represents shares of Common Stock from the vesting of restricted stock and performance shares in 2016.

(2)
Represents the gross number of shares received by the named executive officer before deducting any shares withheld from (i) an option’s exercise to pay the exercise price and/or tax obligation, or (ii) the vesting of restricted stock or performance shares to pay the resulting tax obligation.

(3)
The reported value is determined by multiplying (i) the number of option shares, times (ii) the difference between the market price of the Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.

(4)	The reported value is determined by multiplying number of vested shares by the market value of the shares on the vesting date. The value is stated before payment of applicable taxes.

(5)	Represents number of shares of Common Stock and value related to vesting of restricted stock.

(6)	Represents number of shares of Common Stock and value related to vesting of performance shares.

POST-EMPLOYMENT COMPENSATION

PENSION BENEFITS
The following table provides information regarding the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit plan and supplemental retirement plans during the year ended December 31, 2016.

Name	Plan Name	No. of Years Credited Service (#) (1)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Joseph W. Gorder (2)	Pension Plan	26.17	889,923	—
	Excess Pension Plan	14.67	5,201,525	—
	SERP	14.67	8,152,212	—
Michael S. Ciskowski	Pension Plan	31.25	1,376,382	—
	Excess Pension Plan	31.25	9,639,862	—
	SERP	31.25	4,550,952	—
R. Lane Riggs	Pension Plan	27.92	898,951	—
	Excess Pension Plan	27.92	2,328,724	—
	SERP	27.92	2,692,537	—
Jay D. Browning	Pension Plan	23.29	992,240	—
	Excess Pension Plan	23.29	2,638,439	—
	SERP	23.29	2,493,841	—
Gary K. Simmons	Pension Plan	29.52	1,004,841	—
	Excess Pension Plan	29.52	2,190,504	—
	SERP	29.52	2,012,526	—
Footnotes to Pension Benefits table:

(1)
The years of credited service for each of our NEOs include two years of service in our plans’ “Cash Balance Provision,” which commenced on January 1, 2015. The remainder of the NEOs’ years of service is in the “Formula Provision” of our plans. The Formula Provision and the Cash Balance Provision are described in the narrative disclosures that follow this table.

(2)
The 26.17 years of service stated for Mr. Gorder for the Pension Plan represent the sum of his participation in (a) the Valero Pension Plan since 2002 (14.67 years), and (b) the qualified pension plan of UDS (11.5 years). In 2001, Mr. Gorder received a lump sum settlement relating to prior years of service. The Pension Plan amount stated above reflects the effect of offsetting Mr. Gorder’s accrued benefit under the Valero Pension Plan by the value of his lump sum settlement in 2001. In addition, Mr. Gorder has approximately three years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS. The 14.67 years of service stated for Mr. Gorder for the Excess Pension Plan and SERP represent his participation since the date of his commencement of employment with Valero.

The present values stated above were calculated using the same interest rate and mortality table we use for our financial reporting. Present values at December 31, 2016 were determined using plan-specific discount rates (4.26% for Pension Plan, 3.76% for Excess Pension Plan, 3.67% for SERP) and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the RP2006 generational mortality table projected using scale MP2016. No decrements were included for pre-retirement termination, mortality, or disability. When applicable, lump sums were determined based on a 4.26 percent interest rate and the mortality table prescribed by the IRS in Notice 2016-50 for distributions in 2017.

Pension Plan. Under our Pension Plan, an eligible employee who is at least 55 years old may elect to retire prior to the normal retirement age of 65, provided the employee has completed as least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the employee’s 62nd birthday. The four-percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. Messrs. Gorder, Ciskowski, and Browning are eligible for early retirement benefits.

For employees hired prior to January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6 percent of the participant’s average monthly compensation (based upon earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service affording the highest such average) times the participant’s years of credited service. This is known as the “Formula Provision.” Each of our named executive officers was hired prior to January 1, 2010.

For employees hired on or after January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) is a cash balance benefit that provides a monthly pension at normal retirement based on annual employer contributions that are based on years of service, eligible compensation, and pay credits. This is known as the “Cash Balance Provision.” After a one-year waiting period, pay credits are retroactive to the participant’s date of hire and are based on years of service and eligible compensation.

years of service	pay credits
under 10 years	5%
10 to 19 years	6%
20 years and over	7%
In addition to pay credits, participants will also be eligible for monthly interest credits based on the 10-Year U.S. treasury note rate with a minimum of 3 percent.

In 2013, we began to implement changes to certain of our U.S. qualified pension plans that cover the majority of our U.S. employees. Benefits under our primary pension plan changed from a final average pay formula (the Formula Provision) to the Cash Balance Provision with staged effective dates from July 1, 2013 through January 1, 2015, depending on the age and service of the affected employees. All final average pay benefits under the Formula Provision were frozen as of December 31, 2014. On January 1, 2015, participants formerly under the Formula Provision in the Pension Plan transitioned to the Cash Balance Provision, with all future Pension Plan benefits to be earned under the new cash balance formula.

Excess Pension Plan. Our Excess Pension Plan provides benefits to those employees whose pension benefits under our defined benefit Pension Plan are subject to limitations under the Internal Revenue Code, or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of Pension Plan. The Excess Pension Plan is designed as an “excess benefit plan” as defined under §3(36) of ERISA, for those benefits provided in excess of section 415 of the Code. The Excess Pension Plan is not intended to be either a qualified plan under the provisions of Section 401(a) of the Code, or a funded plan subject to the funding requirements of ERISA.

Subject to other terms of the Excess Pension Plan, the benefit payable under the plan in the Formula Provision is generally an amount equal to “x” minus “y”, where “x” is equal to 1.6 percent of a participant’s final average monthly earnings (as determined under the Excess Pension Plan) multiplied by the participant’s number of years of credited service, and “y” is equal to the participant’s benefit that is payable under the Pension Plan. The benefit payable under the Excess Pension Plan in the Cash Balance Provision is generally an amount equal to “x” minus “y”, where “x” is equal to the accumulated account balance that the participant would be entitled to receive without regard to the limitations, and “y” is equal to the participant’s accumulated account balance that is payable under the Pension Plan. The Excess Pension Plan benefit is made in a lump sum. A participant’s benefits under the Excess Pension Plan will vest concurrently with the vesting of the participant’s benefits under the Pension Plan.

SERP. Our Supplemental Executive Retirement Plan (SERP) provides an additional benefit equal to 0.35 percent times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. The participant’s most highly compensated consecutive 36 months of service are considered. The SERP benefit payment is made in a lump sum. A participant in the SERP will vest in the SERP benefit when he or she reaches age 55 (and has completed at least five years of credited service). An executive will become a participant in the SERP as of the date he or she is selected and named in the minutes of the Compensation Committee for inclusion as a participant in the SERP.
Generally, an employee participates in either the Excess Pension Plan or the SERP. Compensation for purposes of the Pension Plan, Excess Pension Plan, and SERP includes salary and bonus. No extra years of credited service have been granted to any of our named executive officers.

NONQUALIFIED DEFERRED COMPENSATION
The following table describes contributions by Valero and each named executive officer under our non-qualified defined contribution and other deferred compensation plans during 2016. The table also presents each named executive officer’s earnings, withdrawals (if any), and year-end balances in these plans.

		Executive Contribu- tions in Last FY ($)	Registrant Contribu- tions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdraw- als/Distri- butions ($)	Aggregate Balance at Last FYE ($)
Joseph W. Gorder	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	82,950	—	—	702,072
Michael S. Ciskowski	Deferred Compensation Plan	—	—	53,577	—	345,495
	Excess Thrift Plan	—	43,750	—	—	1,373,070
R. Lane Riggs	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	26,250	—	—	185,118
	UDS Non-qualified 401(k) Plan (2)	—	—	1,809	—	42,197
Jay D. Browning	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	23,000	—	—	348,862
Gary K. Simmons	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	21,000	—	—	146,241
	UDS Non-qualified 401(k) Plan (2)	—	—	10,749	—	90,677
Footnotes to Nonqualified Deferred Compensation table:

(1)	All of the amounts included in this column are also included within the amounts reported as “All Other Compensation” for 2016 in the Summary Compensation Table.

(2)	Valero assumed the UDS Non-qualified 401(k) Plan when Valero acquired UDS in 2001. This plan is frozen.

Our Deferred Compensation Plan and Excess Thrift Plan are described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits.” The following terms also apply to these plans.

Under the Deferred Compensation Plan (DC Plan), participants may elect when and over what period of time their deferrals will be distributed based on plan provisions. Participants may elect to have their accounts distributed in a lump sum on a specified date, at least three-to-five years after the year of the deferral election. Even if a participant has elected a specified distribution date, the participant’s DC Plan account will be distributed upon the participant’s death, retirement, or other termination of employment. Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the first day of January following the date of retirement or termination.

Participants may also elect to have their accounts distributed in one lump sum payment or in 5, 10, or 15 year installments upon retirement, and in a lump sum or five annual installments upon other termination. For the period beginning in 2010, participants may also elect to have their accounts distributed in one lump-sum payment or in two- to 15-year installments upon retirement. Upon a participant’s death, the participant’s beneficiary will receive the participant’s DC Plan balance in one lump-sum payment within 90 days following the participant’s death. Upon a change in control of Valero, all DC Plan accounts are immediately vested in full; however, distributions are not accelerated and, instead, are made in accordance with the DC Plan’s normal distribution provisions.

The Excess Thrift Plan provides benefits to participants of our qualified thrift plan whose accounts would not otherwise be credited with company matching contributions due to certain IRS limits on contributions and/or compensation. The Excess Thrift Plan is neither a qualified plan for federal tax purposes nor a funded plan subject to ERISA. Two separate components comprise the Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Generally
We have entered into a change-of-control severance agreement with each of our named executive officers. The agreements seek to assure the continued availability of the officers in the event of a change of control of Valero. When a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the officers’ terms of employment will not be changed materially during the three-year period after a change of control. Each agreement subjects the officer to certain obligations of confidentiality, both during the term and after termination, for information relating to Valero that the officer acquired during his employment. The footnotes to the tables that accompany these disclosures further describe the terms and conditions of our executives’ change-of-control severance agreements.
When determining the amounts and benefits payable under the agreements, the Compensation Committee and Valero sought to secure compensation that is competitive in our market to recruit and retain executive talent. Consideration was given to the principal economic terms found in change-of-control severance agreements of other publicly traded companies at the time the agreements were executed.
Recent Changes
In 2014, our Board adopted a policy regarding the vesting of performance shares in a change-of-control context. The policy provides that performance shares granted in 2014 and thereafter will not vest automatically upon the date of a change of control of Valero. The Compensation Committee may provide in the participant’s award agreement that if a participant’s employment with Valero is terminated following a change of control, any unvested performance shares held by the participant will vest on a partial, pro rata basis on the date of the participant’s termination of employment, with such qualifications for an award as the Committee may determine.
Our change-of-control severance agreements do not contain tax gross-up benefits. The agreements for all of our officers were amended in January 2013 to eliminate the gross-up benefit that formerly entitled the officers to receive a payment to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code. Valero has adopted a policy that this benefit may not be included in any future change of control agreements.
Terms and Conditions
For purposes of the agreements, “change of control” means any of the following (subject to additional particulars as stated in the agreements):

•	the acquisition by an individual, entity or group of beneficial ownership of 20 percent or more of our outstanding Common Stock;

•	the ouster from the Board of a majority of the incumbent directors;

•	consummation of a business combination (e.g., merger, share exchange); or

•	approval by stockholders of the liquidation or dissolution of Valero.
In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the officer to perform substantially the officer’s duties, or illegal or gross misconduct by the officer that is materially and demonstrably injurious to Valero. “Good reason” is defined to mean, generally:

•	a diminution in the executive officer’s position, authority, duties and responsibilities;

•	relocation of the executive (or increased travel requirements); or

•	failure of Valero’s successor to assume and perform under the agreement.

The following tables disclose potential payments (calculated per SEC regulations) to our named executive officers in connection with a change of control of Valero. If an officer’s employment is terminated for “cause,” the officer will not receive any benefits or compensation other than accrued salary or vacation pay that was unpaid as of the date of termination; therefore, there is no presentation of termination for “cause” in the following tables. Values in the tables assume that a change of control occurred on December 31, 2016, and that the officer’s employment was terminated on that date.

POTENTIAL PAYMENTS UNDER CHANGE OF CONTROL SEVERANCE AGREEMENTS
A.    Termination of Employment by the Company other than for “Cause,”
Disability or Death, or by the Executive for “Good Reason” (1) ($)

Component of Payment	Gorder	Ciskowski	Riggs	Browning	Simmons
Salary (2)	4,350,000	2,670,000	1,280,000	1,190,000	1,130,000
Bonus (2)	11,700,000	5,577,000	1,024,000	1,840,000	734,500
Pension, Excess Pension, and SERP	7,670,177	5,557,322	—	1,396,301	—
Contributions under Defined Contribution Plans	304,500	186,900	—	83,100	—
Health & Welfare Plan Benefits (3)	61,641	41,448	49,820	53,108	49,820
Outplacement Services	25,000	25,000	25,000	25,000	25,000
Accelerated Vesting of Stock Options (4)	288,502	114,065	52,687	50,316	34,571
Accelerated Vesting of Restricted Stock (4)	6,322,606	2,252,852	2,174,557	1,044,340	1,211,724
Accelerated Vesting of Performance Shares (5)	9,906,878	4,510,965	1,888,296	1,810,138	1,251,486

B.    Termination of Employment by the Company because of Death or
Disability (6) and Termination by the Executive other than for “Good Reason” (7) ($)

Component of Payment	Gorder	Ciskowski	Riggs (7)	Browning	Simmons (7)
Accelerated Vesting of Stock Options (4)	288,502	114,065	52,687	50,316	34,571
Accelerated Vesting of Restricted Stock (4)	6,322,606	2,252,852	2,174,557	1,044,340	1,211,724
Accelerated Vesting of Performance Shares (5)	9,906,878	4,510,965	1,888,296	1,810,138	1,251,486

C.    Continued Employment Following Change of Control (8) ($)

Component of Payment	Gorder	Ciskowski	Riggs	Browning	Simmons
Salary, Bonus, Pension, Excess Pension, SERP, Contributions under Defined Contribution Plans, Health & Welfare Benefits	(8)	(8)	(8)	(8)	(8)
Accelerated Vesting of Stock Options (4)	288,502	114,065	—	50,316	—
Accelerated Vesting of Restricted Stock (4)	6,322,606	2,252,852	—	1,044,340	—
Vesting of Performance Shares (8)	1,736,694	1,275,261	—	381,636	—

(footnotes for these tables begin on the following page)

Footnotes for Potential Payments Under Change of Control Severance Agreements tables:

(1)
If the officer’s employment is terminated by the company other than for “cause” or death or disability, or if the officer terminates his employment for “good reason,” the officer is generally entitled to receive the following:

(a) a lump sum cash payment equal to the sum of (i) accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the officer’s bonus for the year of termination was paid at year-end), (ii) two times (three times for Messrs. Gorder and Ciskowski) the sum of the officer’s annual base salary plus the officer’s eligible bonus amount, (iii) for Messrs. Gorder, Ciskowski, and Browning, the actuarial present value of the pension benefits (qualified and nonqualified) the officer would have received for an additional three years of service (two years for Mr. Browning), and (iv) for Messrs. Gorder, Ciskowski, and Browning, the equivalent of three years (two years for Mr. Browning) of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans;
(b) continued welfare benefits for two years (three years for Messrs. Gorder and Ciskowski); and
(c) up to $25,000 of outplacement services.

(2)
We assumed each officer’s compensation at the time of each triggering event to be as stated below. The listed salary is the executive officer’s rate of pay as of December 31, 2016. The listed bonus amounts for Messrs. Gorder, Ciskowski, and Browning represent the highest bonus earned by the executive in any of fiscal years 2014, 2015, or 2016 (the three years prior to the assumed change of control). The listed bonus amounts for Messrs. Riggs and Simmons represent the target bonus in effect prior to the assumed change of control.

Name	Salary	Bonus
Joseph W. Gorder	$1,450,000	$3,900,000
Michael S. Ciskowski	$890,000	$1,859,000
R. Lane Riggs	$640,000	$512,000
Jay D. Browning	$595,000	$920,000
Gary K. Simmons	$565,000	$367,250

(3)	The executive is entitled to coverage under welfare benefit plans (e.g., health, dental, etc.) for two years (three years for Messrs. Gorder and Ciskowski) following the date of termination.

(4)
For Messrs. Gorder, Ciskowski, and Browning, upon a change of control of Valero, the vesting periods on outstanding stock options and shares of restricted stock are automatically accelerated to the date of the change of control. For Messrs. Riggs and Simmons, the vesting periods on outstanding stock options and shares of restricted stock are accelerated following a change of control upon the executive’s termination of employment other than (i) for cause, or (ii) voluntary termination by the executive other than for “good reason” or retirement. For stock options, the amounts stated in the table represent the assumed cash value of the accelerated options derived by multiplying (a) the difference between $68.32 (the closing price of Common Stock on the NYSE on December 30, 2016), and the options’ exercise prices, times (b) the number of option shares. For shares of restricted stock, the amounts stated in the table represent the product of (a) the number of shares whose restrictions lapsed, and (b) $68.32 (the closing price of Common Stock on the NYSE on December 30, 2016).

(5)
Performance shares granted in 2014 and thereafter do not vest automatically upon the date of a change of control of Valero. Instead, for these performance shares, if an executive’s employment with Valero is terminated following a change of control, the unvested performance shares held by the executive will vest on a partial, pro rata basis on the date of his termination of employment. Automatic acceleration of the vesting of performance shares upon a change of control of Valero was possible only for the final tranche of the outstanding performance shares awarded in 2013. (This final tranche of the 2013 performance shares vested on January 26, 2017, and the performance shares are no longer outstanding.)

(footnote (5) continues on the following page)

Footnotes for Potential Payments Under Change of Control Severance Agreements table (cont.):
footnote (5) continued
The amounts disclosed in the table assume that a change of control occurred December 31, 2016. For the final tranche of performance shares awarded in 2013 (which was outstanding on December 31, 2016), the amounts included in the table represent the product of (a) the number of performance shares subject to accelerated vesting because of the assumed change of control, times 200%, times (b) $68.32 (the closing price of Common Stock on the NYSE on December 30, 2016).
For outstanding performance shares awarded in 2014, the amount included in the table represents a pro rata payout of common shares based upon the officer’s 24 months of service during the shortened performance periods ending December 31, 2016 (pro rata shares times $68.32).
For outstanding performance shares awarded in 2015, the amount included in the table represents a pro rata payout of common shares based upon the officer’s 12 months of service during the shortened performance periods ending December 31, 2016 (pro rata shares times $68.32).
For outstanding performance shares awarded in 2016, the amount included in the table is zero because the first measurable performance period for the shares would begin January 1, 2017, and the officer will have zero months of service during any measurable performance period; therefore zero shares of Common Stock would be earned.

(6)
If employment is terminated by reason of death or disability, the officer’s estate will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus amount earned per the terms of the agreement. In the case of disability, the officer would be entitled to disability and related benefits at least as favorable as those provided by Valero under its programs during the 120 days prior to the officer’s termination of employment.

(7)
If the officer voluntarily terminates employment other than for “good reason,” he will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus amount earned per the terms of the agreement (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year-end). In such an event for Mr. Riggs and Mr. Simmons, the restriction periods on their outstanding equity awards will not be accelerated, and they will not be entitled to the amounts stated in the table.

(8)
The agreements provide for a three-year term of employment following a change of control, and generally provide that the officer will continue to enjoy compensation and benefits per the terms in effect prior to the change of control. In addition, for Messrs. Gorder, Ciskowski, and Browning, all outstanding (i) stock options, (ii) shares of restricted stock, and (iii) performance shares awarded before 2014 will vest on the date of the change of control (see footnotes (4) & (5) above).

DIRECTOR COMPENSATION
This table summarizes compensation earned by our directors for the year ended December 31, 2016.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jerry D. Choate (retired May 12, 2016)	60,000	—	60,000
H. Paulett Eberhart	60,000	141,680	201,680
Joseph W. Gorder	—	—	(2)
Kimberly S. Greene	60,000	141,680	201,680
Deborah P. Majoras	140,000	170,038	310,038
Donald L. Nickles	120,000	170,038	290,038
Philip J. Pfeiffer	120,000	170,038	290,038
Robert A. Profusek	145,000	170,038	315,038
Susan Kaufman Purcell	120,000	170,038	290,038
Stephen M. Waters	120,000	170,038	290,038
Randall J. Weisenburger	140,000	170,038	310,038
Rayford Wilkins, Jr.	140,000	170,038	310,038
Footnotes to Director Compensation table:

(1)
The amounts shown represent the grant date fair value of awards granted in 2016, computed in compliance with FASB ASC Topic 718. In 2016, each of our non-employee directors who was re-elected to the Board on May 12, 2016 (the date of our 2016 annual stockholders meeting), received a grant of 3,069 shares of restricted Common Stock. Ms. Eberhart and Ms. Greene received a pro rata grant of 2,404 restricted shares in connection with their appointment to the Board as new directors in 2016. Valero did not grant stock options to any director in 2016. The following table presents for each non-employee director the number of unvested restricted shares of Common Stock held as of December 31, 2016. There are no outstanding stock options (vested or unvested) held by any of our non-employee directors.

Name	Unvested Restricted Stock
H. Paulett Eberhart	2,404
Kimberly S. Greene	2,404
Deborah P. Majoras	5,979
Donald L. Nickles	5,979
Philip J. Pfeiffer	5,979
Robert A. Profusek	5,979
Susan Kaufman Purcell	5,979
Stephen M. Waters	5,979
Randall J. Weisenburger	5,979
Rayford Wilkins, Jr.	5,979

(2)
Mr. Gorder did not receive any compensation as director of Valero in 2016. His compensation for service as an executive officer in 2016 is presented earlier in this proxy statement in the compensation tables for our named executive officers.

In 2016 our non-employee directors earned an annual cash retainer of $120,000. Valero pays an annual retainer in lieu of separate meeting or committee fees. In addition to the retainer, directors who chair the Audit, Compensation, and Nominating/Governance and Public Policy Committees earned an additional

$20,000 cash payment for their service as chair, and the director who served as the designated Lead Director earned an additional $25,000 cash payment for service in this role. Directors are reimbursed for expenses of meeting attendance. Directors who are employees of Valero do not receive compensation for serving as directors.

In addition to the annual cash payments, each non-employee director who is re-elected on the date of our annual stockholders meeting receives a grant of restricted shares of Common Stock valued at $170,000, with vesting scheduled to occur over three years. Grants of equity awards supplement the cash compensation paid to our non-employee directors and serve to increase our directors’ identification with the interests of our stockholders through ownership of Common Stock.

On September 20, 2016, following our Compensation Committee’s review of our non-employee directors compensation program and the programs of our peers, the Board approved an increase in the compensation to be paid to our non-employee directors. The increase more closely aligns our program with that of our peers. The Board approved an increase in the directors’ annual cash retainer from $120,000 to $130,000, an increase in the value of the annual equity grant from $170,000 to $175,000, and an increase in the Lead Director’s annual cash retainer from $25,000 to $30,000. The increases were effective January 1, 2017.

On February 25, 2016, the Board approved a limitation on the amount of equity compensation that may be paid to our non-employee directors in any year. The limitation was implemented via an amendment to our 2011 Omnibus Stock Incentive Plan. The limitation provides that a non-employee director may not receive in any calendar year awards payable in shares of Common Stock that have a fair market value greater than $500,000 in the aggregate. We selected $500,000 as the amount of the limitation because we believe that it places a meaningful limit on awards to our non-employee directors. While the amount of equity compensation awarded to our non-employee directors in recent years has been considerably lower than this limit, we believe that setting a limitation at this level provides us with a reasonable degree of flexibility to make adjustments that we may in the future deem appropriate or necessary for our compensation program to remain competitive in the market.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REVIEW
Our Board has adopted a Related Party Transaction Policy to establish procedures for the notification, review, approval, ratification, and disclosure of related party transactions. Under the policy, a related party transaction is a transaction, arrangement, or relationship in which (i) Valero (including any of its subsidiaries) was, is or will be a participant, (ii) the amount involved exceeds $120,000, and (iii) any “related person” had, has or will have a direct or indirect material interest. Under the policy, a related person means, generally, any person who would deemed to be a “related person” as defined in Item 404 of SEC’s Regulation S-K. Under the policy, a related party transaction must be submitted to the Board’s Nominating/Governance and Public Policy Committee for review and approval. The policy is available on our website at www.valero.com > Investors > Corporate Governance > Governance Documents.
We also have a conflict of interest policy to address instances in which an employee or director’s private interests may conflict with the interests of Valero. The policy is published on our intranet website. We have a Conflicts of Interest Committee (composed of Valero employees) to help administer our conflicts policy and to determine whether any employee or director’s private interests may interfere with the interests of Valero. Conflicts of interest are also addressed in our Code of Business Conduct and Ethics. Any waiver of any provision of this code for executive officers or directors may be made only by the Board, and will be promptly disclosed as required by law or NYSE rule.

TRANSACTIONS WITH VALERO ENERGY PARTNERS LP
Relationship with VLP
Valero, through its subsidiaries, owns more than five percent of the common units Valero Energy Partners LP (VLP). Valero also owns, through its wholly owned subsidiary, the 2.0 percent general partner interest in VLP (the “General Partner”). The common units representing limited partner interests of VLP are listed for trading on the NYSE under the symbol “VLP.” References in this section of our proxy statement to “VLP” means Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole. Our transactions with VLP are deemed to be related party transactions for purposes of these disclosures.
Mr. Gorder is Chairman of the Board and Chief Executive Officer of the General Partner. Mr. Riggs is a member of the board of directors of the General Partner. Mr. Browning is as an executive officer of the General Partner.
Distributions to Us and Other Payments from VLP
In 2016, we received $79.0 million in distributions from VLP with respect to our ownership of limited partner and general partner interests of VLP. On February 10, 2017, we received $26.0 million of distributions from VLP with respect to our limited partner and general partner interests.
Under VLP’s partnership agreement, VLP reimburses the General Partner and its affiliates, including Valero, for costs and expenses they incur and payments they make on behalf of VLP.
Agreements with VLP
2016 Contribution Agreements
Effective April 1, 2016, we entered into a contribution agreement with VLP under which we contributed to VLP a subsidiary that owns and operates a crude oil, intermediates, and refined petroleum products terminal supporting our McKee Refinery for total consideration of $240.0 million, which consisted of (i) a cash distribution to us of $204.0 million and (ii) the issuance to us of 728,775 common units of VLP and 14,873 general partner units of VLP; the common units and the general partner units had an aggregate value of $36.0 million.
Effective September 1, 2016, we entered into a contribution agreement with VLP under which we contributed to VLP our Meraux Terminal and Three Rivers Terminal for total consideration of $325.0 million, which consisted of (i) a cash distribution to us of $276.0 million and (ii) the issuance to us of 1,149,905 common units of VLP and 23,467 general partner units of VLP; the common units and the general partner units had an aggregate value of $49.0 million.
Omnibus Agreement
We have an amended and restated omnibus agreement with VLP, which addresses the following key matters:

•	the payment to us by VLP of an annual administrative fee of $12.5 million for our provision of certain services to VLP;

•	VLP’s obligation to reimburse us for certain direct or allocated costs and expenses that we may incur on behalf of VLP;

•	VLP’s right of first offer through December 16, 2018, to acquire certain of our transportation and logistics assets;

•	our right of first refusal to acquire certain of VLP’s assets; and

•	the parties’ indemnification obligations to one another.
So long as we control the General Partner, the omnibus agreement will remain in effect. If we cease to control the General Partner, either party may terminate the omnibus agreement, provided that the indemnification obligations will remain in effect in accordance with their terms.
Services and Secondment Agreement
Under our services and secondment agreement with the General Partner, as amended, certain of our employees are seconded to the General Partner to provide operational and maintenance services for certain pipelines and terminals of VLP, including routine operational and maintenance activities. During their period of secondment to the General Partner, the seconded employees are under the management and supervision of the General Partner.
The General Partner is required to reimburse us for the cost of the seconded employees, including their wages and benefits. If a seconded employee does not devote 100 percent of his or her time to providing services to the General Partner, the General Partner is required to reimburse us for only a prorated portion of such employee’s overall wages and benefits, based on the percentage of the employee’s time spent working for the General Partner. The services and secondment agreement will continue for an initial term of 10 years from the Service Date (as described in the agreement) with respect to each asset, and will extend automatically for successive renewal terms of one year each, unless terminated by either party per the terms of the agreement.
Tax Sharing Agreement
Under our tax sharing agreement with VLP, VLP is required to reimburse us for VLP’s share of state and local income and other taxes that we incur as a result of VLP’s tax items and attributes being included in a combined or consolidated state tax return filed by Valero. The amount of any such reimbursement is limited to any entity-level tax that VLP would have paid directly had VLP not been included in a combined group with Valero.
Lease Agreements
We have lease agreements with VLP with respect to the land on which certain VLP terminals are located. Generally, each lease agreement has an initial term of ten years with four automatic successive renewal periods of five years each. Either party may terminate each lease agreement after the initial term by providing written notice. We also have a ground lease agreement with VLP with an initial term of 20 years and no renewal periods. Initial base rents under these lease agreements are subject to annual inflation escalators, and VLP is required to pay us a customary expense reimbursement for taxes, utilities, and similar costs we incur related to the leased premises.
Commercial Agreements
We have entered into commercial agreements with VLP with respect to certain assets owned by VLP. Under these commercial agreements, VLP provides transportation and terminaling services to us. We have committed to pay VLP for minimum quarterly throughput volumes of crude oil and refined petroleum products, regardless of whether we physically deliver such volumes in any given quarter. These agreements have initial five-year terms, and under most of the agreements, we will have the option to renew the agreement with respect to each asset for one additional five-year term.
For the year ended December 31, 2016, we accounted for all of VLP’s revenues. VLP’s gross operating revenues for the year ended December 31, 2016, were $362.6 million.

PROPOSAL NO. 2—
RATIFY APPOINTMENT OF KPMG LLP
AS INDEPENDENT AUDITORS
(Item 2 on the proxy card)
The Audit Committee of the Board determined on February 23, 2017, to engage KPMG LLP (“KPMG”) as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2017. KPMG has served as Valero’s independent registered public accounting firm for fiscal years ended December 31, 2004 and following.
The Audit Committee is directly responsible for the appointment, compensation determination, retention, and oversight of the independent auditors retained to audit Valero’s financial statements. The Audit Committee is responsible for the audit fee negotiations associated with Valero’s retention of the independent auditing firm.
The Audit Committee annually reviews and evaluates the qualifications, performance, and independence of Valero’s independent auditing firm, and reviews and evaluates the lead partner of the independent auditor team. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is involved in the selection of the audit firm’s new lead engagement partner. To monitor auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditing firm.
The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2017 is in the best interests of Valero and its investors. Accordingly, the Board requests stockholder approval of the following resolution.
“RESOLVED, that the appointment of the firm of KPMG LLP as Valero’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending December 31, 2017 is hereby approved and ratified.”

The Board recommends that the stockholders vote “FOR” this proposal. Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or make appropriate statements at the Annual Meeting.

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Audit Committee that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2017 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

KPMG LLP FEES
The following table presents fees for services provided to us by KPMG for the years shown (in millions).

	2016	2015
Audit Fees (1)	$7.5	$7.2
Audit-Related Fees (2)	0.3	0.3
Tax Fees (3)	—	0.2
All Other Fees (4)	0.3	0.1
total	$8.1	$7.8

(1)
Represents fees for professional services rendered for the audit of the annual financial statements included in Valero’s annual reports on Form 10-K, review of Valero’s interim financial statements included in Valero’s Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC). In addition to the services listed above, KPMG served as the independent auditor of the financial statements included in the annual reports on Form 10-K of Valero Energy Partners LP (VLP) for the years ended December 31, 2016 and 2015, and the audit of the effectiveness of VLP’s internal control over financial reporting as of December 31, 2016 and December 31, 2015. KPMG’s fees relating to VLP audits for 2016 and 2015 were $2.075 million and $1.325 million, respectively.

(2)
Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the caption for Audit Fees. The fees listed above are related to the audit of Valero’s benefit plans.

(3)	Represents fees for professional services rendered by KPMG for tax compliance, tax advice, and tax planning services.

(4)	Represents fees for for professional services other than the services reported under the preceding captions. The fees shown were for advisory services.

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee adopted a pre-approval policy to address the pre-approval of certain services rendered to Valero by its independent auditor. The text of that policy appears in Exhibit 99.01 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2014.
All of the services rendered by KPMG to Valero for 2016 were pre-approved specifically by the Audit Committee or pursuant to our pre-approval policy. None of the services provided by KPMG were approved by the Audit Committee under the pre-approval waiver provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2016
Management is responsible for Valero’s internal controls and financial reporting process. KPMG LLP (KPMG), Valero’s independent registered public accounting firm for the fiscal year ended December 31, 2016, is responsible for performing an independent audit of Valero’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and an audit of the effectiveness of Valero’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue KPMG’s reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of Valero’s independent registered public accounting firm and recommends the ratification of its selection and appointment to our Board.

The Audit Committee has reviewed and discussed Valero’s audited financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380 “Communication with Audit Committees”), as adopted by the PCAOB in Rule 3200T. The committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG that firm’s independence.

Based on the foregoing review, discussions, and other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of Valero be included in its Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Members of the Audit Committee:
Randall J. Weisenburger, Chairman
H. Paulett Eberhart
Susan Kaufman Purcell
Stephen M. Waters

The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of Valero’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

PROPOSAL NO. 3—
ADVISORY VOTE TO APPROVE
COMPENSATION OF NAMED EXECUTIVE OFFICERS
(Item 3 on the proxy card)
Our Board and our stockholders have determined to hold an advisory vote on executive compensation (“say-on-pay”) every year. Accordingly, we are asking stockholders to vote to approve the 2016 compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This proxy statement contains all of these required disclosures.

We request the stockholders to approve the following resolution:
“RESOLVED, that the compensation paid to Valero’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”
Because the vote on this proposal is advisory, it will not affect compensation already paid or awarded to any named executive officer and will not be binding on Valero, the Board, or the Compensation Committee. The Board and Compensation Committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.

The Board recommends that the stockholders vote “FOR” this proposal. Proxies will be voted for approval of the proposal unless otherwise specified. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

PROPOSAL NO. 4—
ADVISORY VOTE TO RECOMMEND THE FREQUENCY
OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION
(Item 4 on the proxy card)
The SEC requires issuers, not less frequently than once every six calendar years, to provide a separate stockholder advisory vote to determine whether the advisory stockholder vote on compensation (as described in Proposal 3 above) will occur every one, two, or three years. We presented our first proposal for this recommendation at the annual meeting of stockholders held in 2011. We are therefore re-presenting this proposal at this year’s Annual Meeting to give stockholders the opportunity to express their preferred frequency for an advisory vote on compensation.

When voting on this proposal, you may make your choice among one year, two years, three years, or abstain, by marking the box on your proxy card that corresponds to your choice.

The Board recommends that stockholders have an annual vote (“every year”) on executive compensation and requests that the stockholders approve the following resolution.

“RESOLVED, that the stockholders recommend that Valero include, pursuant to Section 14A of the Securities Exchange Act of 1934, an advisory vote on the compensation of Valero’s named executive officers every:
☒    year
☐    two years
☐    three years
☐    abstain

The Board recommends that the stockholders vote for the stockholder advisory vote on executive compensation to occur every year. Any uninstructed proxy cards will be voted for approval of the proposal as marked above (i.e., for an “every-year” frequency) unless otherwise specified.

You are not voting to approve or disapprove the Board’s recommendation, but you are being asked to recommend to the Board your preference from among the choices stated above on the frequency of stockholder votes on executive compensation.

Because the vote on this proposal is advisory in nature, it will not be binding on Valero, the Board or the Compensation Committee. However, the Board and Compensation Committee will review the voting results and take into account the outcome in determining the frequency of future advisory votes on executive compensation.

MISCELLANEOUS

GOVERNANCE DOCUMENTS AND CODES OF ETHICS
Our Code of Ethics for Senior Financial Officers applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. We have also adopted a Code of Business Conduct and Ethics which applies to all of our employees and directors.

We post the following documents on our website at www.valero.com > Investors > Corporate Governance > Governance Documents. A printed copy of any of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to Valero’s Secretary at the address indicated on the cover page of this proxy statement.

•	Restated Certificate of Incorporation

•	Bylaws

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating/Governance and Public Policy Committee Charter

•	Related Party Transactions Policy

•	Compensation Consultant Disclosures Policy

•	Policy on Executive Compensation in Restatement Situations

•	Policy on Political Contributions, Lobbying, and Trade Associations

•	Policy on Vesting of Performance Shares

STOCKHOLDER COMMUNICATIONS, NOMINATIONS, AND PROPOSALS
Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of Valero’s Secretary at the address indicated on the cover page of this proxy statement.

If you wish to submit a stockholder proposal to be included in our proxy statement for the 2018 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, we must receive your written proposal on or before November 22, 2017. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If you wish to present a stockholder proposal at the 2018 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating/Governance and Public Policy Committee the nomination of a person for election to the Board, you must follow the procedures stated in Article I, Section 9 of our bylaws. These procedures include the requirement that your proposal must be delivered to Valero’s Secretary not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2018 annual meeting of stockholders.

An eligible stockholder, or eligible group of stockholders, that wishes to nominate a candidate for election to the Board pursuant to the proxy access provisions of our bylaws must follow the procedures stated in Article I, Section 9A of our bylaws. These procedures include the requirement that your nomination must be delivered to Valero’s Secretary not later than the close of business on the 120th day or earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not later than the 120th day prior to such annual meeting or, if later, the 10th day following the day we publicly announce the date of the 2018 annual meeting of stockholders.

Our bylaws are available on our website at www.valero.com > Investors > Corporate Governance > Governance Documents. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Valero.

OTHER BUSINESS
If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

FINANCIAL STATEMENTS
Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2016, are contained in Valero’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Notice and through our website (www.valero.com > Investors > Financial Information > SEC Filings).

HOUSEHOLDING
The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you prefer to receive your own set of proxy materials now or in future years, you may request a duplicate set by phone at 800-579-1639, or you may contact your broker.

TRANSFER AGENT
Computershare Investor Services serves as our transfer agent, registrar, and dividend paying agent with respect to our Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:
Computershare Investor Services
Shareholder Communications
250 Royall Street
Canton, Massachusetts 02021
(888) 470-2938
(312) 360-5261
www.computershare.com

VALERO ENERGY CORPORATION
ONE VALERO WAY
SAN ANTONIO, TX 78249
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Valero Energy Corporation
Vote on Directors
The Board of Directors recommends a vote “FOR” the following action:					Vote on Proposals
1.	Elect directors to serve until the 2018 annual meeting of stockholders.	For	Against	Abstain	The Board of Directors recommends a vote FOR proposals 2 and 3.
	Nominees:
	1a. H. Paulett Eberhart	0	0	0			For	Against	Abstain
	1b. Joseph W. Gorder	0	0	0	2.	Ratify the appointment of KPMG LLP as Valero Energy’s independent registered public accounting firm for 2017.	0	0	0
	1c. Kimberly S. Greene	0	0	0
	1d. Deborah P. Majoras	0	0	0	3.	Approve, by nonbinding vote, the 2016 compensation of our named executive officers.	0	0	0
	1e. Donald L. Nickles	0	0	0
	1f. Philip J. Pfeiffer	0	0	0	The Board of Directors recommends a vote for “1 YEAR” on the following proposal.
	1g. Robert A. Profusek	0	0	0			1 Year	2 Years	3 Years	Abstain
	1h. Susan Kaufman Purcell	0	0	0	4.	Advisory vote to recommend the frequency of stockholder votes on executive compesnation.	0	0	0	0
	1i. Stephen M. Waters	0	0	0
	1j. Randall J. Weisenburger
	1k. Rayford Wilkins, Jr.
					NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Combo Document (Notice and Proxy Statement and Annual Report on Form 10-K) is available at www.proxyvote.com.

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VALERO ENERGY CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 3, 2017

The stockholder(s) hereby revoke(s) all previous proxies and appoint(s) Joseph W. Gorder, Jay D. Browning and J. Stephen Gilbert, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Valero Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 3, 2017 at 10:00 a.m., Central Time, at the Valero Energy Corporation offices located at One Valero Way, San Antonio, TX 78249, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3, AND FOR “1 YEAR” ON PROPOSAL 4. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE NAMED PROXIES ON SUCH MATTERS IN THEIR SOLE DISCRETION.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE THE SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

Continued and to be signed on reverse side